Exhibit 2.1

Execution Version

PURCHASE AND SALE AGREEMENT

by and among

Three Rivers Royalty II, LLC and

Cypress Mineral Partners, LLC

as Sellers, and

WhiteHawk Income MARCELLUS LLC and

WhiteHawk Income HAYNESVILLE LLC

as Buyers

Dated as of August 12, 2026

TABLE OF CONTENTS

Page

ARTICLE 1 Definitions		1
1.1	Definitions	1
ARTICLE 2 Purchase and Sale of Assets		1
2.1	Purchase and Sale of the Assets	1
2.2	Excluded Assets	3
ARTICLE 3 Purchase Price		4
3.1	Purchase Price	4
3.2	Adjustment to Purchase Price	5
3.3	Deposit	5
3.4	Payment	6
3.5	Closing Statement	6
3.6	Post‑Closing Adjustment	6
3.7	Right to Proceeds	8
3.8	Withholding	9
ARTICLE 4 Representations and Warranties of Sellers		9
4.1	Organization	9
4.2	Authorization; Approval; Enforceability	10
4.3	No Conflicts	10
4.4	Bankruptcy	10
4.5	Litigation	10
4.6	Taxes	10
4.7	Material Contracts	11
4.8	Preferential Purchase Rights; Required Consents	11
4.9	No Brokers	11
4.10	No Judgments	11
4.11	Suspense Funds	11
4.12	Affiliate Contracts	11
4.13	No Intentionally Omitted Minerals or Royalties	11
4.14	Operations	12
ARTICLE 5 Representations and Warranties of Buyer		12
5.1	Organization	12
5.2	Authorization; Approval; Enforceability	12
5.3	No Conflicts	12
5.4	Litigation	13
5.5	Securities Law Compliance	13
5.6	Buyer’s Independent Investigation	13
5.7	Bankruptcy	14
5.8	No Brokers	14
ARTICLE 6 Covenants		14
6.1	Conduct of Business	14
6.2	Access	16
6.3	Further Assurances	16
6.4	Fees and Expenses	17
6.5	Assumed Obligations	17

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6.6	Hedge Contracts	17
6.7	Financial and Reserve Information Cooperation	18
ARTICLE 7 Tax Matters		19
7.1	Allocation of Property Taxes	19
7.2	Payment of Taxes; Filing of Tax Returns	20
7.3	Tax Refunds	20
7.4	Transfer Taxes	21
7.5	Tax Cooperation	21
7.6	Tax Purchase Price Allocation	21
ARTICLE 8 Title Matters		22
8.1	Buyers’ Title Review	22
8.2	Alleged Title Defects; Seller Cure Rights	22
8.3	Alleged Title Benefits	25
8.4	Value of Defects and Benefits	26
8.5	Purchase Price Adjustments	27
8.6	Title Dispute Resolution	28
8.7	Special Warranty	30
8.8	Defect Escrow Account	31
ARTICLE 9 Conditions to Closing		32
9.1	Conditions of Buyers to Closing	32
9.2	Conditions of Sellers to Closing	33
ARTICLE 10 Closing		34
10.1	Closing	34
10.2	Closing Deliverables by Sellers	35
10.3	Closing Deliverables by Buyers	36
10.4	Records; Recording	36
ARTICLE 11 Indemnification and Waivers		37
11.1	Indemnification	37
11.2	Limitations on Liability	37
11.3	Procedures	39
11.4	Waiver of Consequential Damages	41
11.5	Waivers and Disclaimers	42
11.6	Exclusive Remedy and Release	42
11.7	Express Negligence Rule	43
11.8	No Duplication	43
11.9	Tax Treatment of Post-Closing Payments	43
ARTICLE 12 Termination		44
12.1	Termination	44
12.2	Effect of Termination	44
12.3	Specific Performance	46
ARTICLE 13 Governing Law; Arbitration; Jury Trial Waiver		47
13.1	Governing Law	47
13.2	Jurisdiction; Venue; Waiver of Jury Trial	47
ARTICLE 14 Other Provisions		47
14.1	Notices	47
14.2	Assignment	48

14.3	Rights of Third Parties	48
14.4	Counterparts	49
14.5	Entire Agreement; Appendices, Exhibits and Schedules; Preparation of Agreement	49
14.6	Disclosure Schedules	49
14.7	Amendments	49
14.8	Publicity	50
14.9	Severability	50
14.10	Waivers	50
14.11	Rules of Construction	50
14.12	No Recourse	51
14.13	Confidentiality	51
14.14	Specific Performance	51
14.15	Buyer Representative	52

List of Appendices, Exhibits and Schedules

Appendices:

Appendix A Definitions

Exhibits:

Exhibit A-1-1 Fee Minerals (TRR II)
Exhibit A-1-2 Fee Minerals (Cypress)
Exhibit A-2-1 ORRIs (TRR II)
Exhibit A-2-2 ORRIs (Cypress)
Exhibit A-3-1 NPRIs (TRR II)
Exhibit A-3-2 NPRIs (Cypress)
Exhibit A-4-1 Wells (TRR II)
Exhibit A-4-2 Wells (Cypress)
Exhibit B Closing Statement
Exhibit C-1-1 Form of Assignment (TRR II)
Exhibit C-1-2 Form of Assignment (Cypress)
Exhibit C-2-1 Form of Deed (TRR II)
Exhibit C-2-2 Form of Deed (Cypress)
Exhibit D-1 Form of Letter in Lieu (TRR II)
Exhibit D-2 Form of Letter in Lieu (Cypress)
Exhibit E-1 Sellers’ Certificate
Exhibit E-2 Buyers’ Certificate

Schedules:

Schedule 1(a) Pro Rata Shares
Schedule 1(b) Sellers’ Knowledge Individuals
Schedule 1(c) Buyers’ Knowledge Individuals
Schedule 3.1-1 Allocated Values (TRR II)
Schedule 3.1-2 Allocated Values (Cypress)
Schedule 3.7(b) Specified Wells
Schedule 4.5 Litigation
Schedule 4.6 Taxes
Schedule 4.7 Material Contracts
Schedule 4.11 Suspense Funds
Schedule 4.12 Affiliate Contracts
Schedule 4.13 No Intentionally Omitted Minerals or Royalties
Schedule 4.14 Cost-Bearing Interests
Schedule 6.1(a) Conduct of Business
Schedule AH Assumed Hedges
Schedule EA Excluded Assets
Schedule MR Seller Mortgages
Schedule PE Permitted Encumbrances

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PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”), dated as of August 12, 2026 (the “Execution Date”), is by and among Three Rivers Royalty II, LLC, a Colorado limited liability company (“TRR II Seller”), Cypress Mineral Partners, LLC, a Louisiana limited liability company (“Cypress Seller”, and together with TRR II Seller, “Sellers”), WhiteHawk Income Marcellus LLC, a Delaware limited liability company (“WhiteHawk Marcellus”), and WhiteHawk Income Haynesville LLC, a Delaware limited liability company (“WhiteHawk Haynesville” and, collectively with WhiteHawk Marcellus, “Buyers”). Sellers and Buyers are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals:

WHEREAS, TRR II Seller desires to sell a certain undivided interest in certain TRR II Assets (as hereinafter defined) to Buyers, and Buyers desire to purchase all of such undivided interest in such TRR II Assets from TRR II Seller, in the manner and on the terms and conditions of this Agreement; and

WHEREAS, Cypress Seller desires to sell and convey to Buyers, and Buyers desire to purchase and acquire from Cypress Seller, all of Cypress Seller’s right, title and interest in and to the Cypress Assets (as hereinafter defined) in the manner and on the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, for the monetary consideration hereinafter set forth, and subject to the terms and provisions herein contained, the Parties agree as follows:

ARTICLE 1
Definitions

1.1 Definitions. In addition to the terms defined in the preamble of this Agreement, for purposes hereof, the capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in Appendix A.

ARTICLE 2
Purchase and Sale of Assets

2.1 Purchase and Sale of the Assets. Subject to the terms and conditions of this Agreement, (x) TRR II Seller agrees to sell, assign and deliver to Buyers, and Buyers agree to purchase and acquire from TRR II Seller at the Closing, but effective as of the Effective Time, an undivided fifty percent (50%) interest (the “TRR II Conveyed Interest”) in all of TRR II Seller’s right, title and interest in and to the following, and (y) Cypress Seller agrees to sell, assign and deliver to Buyers, and Buyers agree to purchase and acquire from Cypress Seller at the Closing, but effective as of the Effective Time, all (the “Cypress Conveyed Interest” and together with the TRR II Conveyed Interest, the “Conveyed Interest”) of Cypress Seller’s right, title and interest in and to the following, in each case, other than the Excluded Assets:

(a) all mineral interests, fee mineral interests, other mineral rights (of any kind and however defined), fee oil and gas rights, and other mineral and/or oil and gas assets based upon, derived from or measured by a fee oil and gas estate in and to the tracts of land described on Exhibit A-1-1 (the “TRR II Fee Properties”) and Exhibit A-1-2 (the “Cypress Fee Properties” and together with the TRR II Fee Properties, the “Fee Properties”), including those subject to one (1) or more oil and gas leases as described on Exhibit A-1-1 and Exhibit A-1-2 (each, a “Fee Mineral Lease”), together with all associated (i) rights, benefits and powers conferred upon Buyers as the holders of the Fee Properties, including appurtenant surface rights and water rights with respect to the Fee Properties executive rights, including the right to execute leases, and other rights to produce minerals in place; (ii) all lessor rights under the Fee Mineral Leases (including reversionary rights); and (iii) rights to receive all royalties (including lessor royalties), production payments, bonuses, rentals and all other profits, income or payments attributable to the foregoing and/or the Wells, in each case, to the extent attributable to periods from and after the Effective Time (and, if applicable, to the extent payable under the terms of the relevant Fee Mineral Lease or any subsequent oil and gas lease covering the applicable property) (collectively, the “Fee Minerals”, and, as applicable, the “TRR II Fee Minerals” or the “Cypress Fee Minerals”);

(b) all overriding royalty interests in the oil and gas leases listed on Exhibit A-2-1 (the “TRR II ORRI Leases”) and Exhibit A-2-2 (the “Cypress ORRI Leases” and together with the TRR II ORRI Leases, the “ORRI Leases”), together with any and all associated rights, to the extent applicable, to receive profits or income attributable to the ownership thereof and/or the Wells, to the extent attributable to periods and payable under the terms of the relevant instruments (the “ORRI Instruments”) from and after the Effective Time (collectively, the “ORRIs”, and, as applicable, the “TRR II ORRIs” or the “Cypress ORRIs”); provided that, for purposes of clarity and without limitation of Section 2.2, in no event shall the overriding royalty interests described on Schedule EA (the “Excluded ORRIs”) be included in the ORRIs and Sellers specifically exclude, reserve and retain the Excluded ORRIs from the transactions contemplated by this Agreement;

(c) all non-participating royalty interests in and to Hydrocarbons in, on and under or produced, saved or sold from the lands described on Exhibit A-3-1 (the “TRR II NPRI Properties”) and Exhibit A-3-2 (the “Cypress NPRI Properties” and together with the TRR II NPRI Properties, the “NPRI Properties”), together with all associated rights to receive all royalties (including lessor royalties), production payments and all other profits or income attributable to the foregoing and/or the Wells, in each case, to the extent attributable to periods from and after the Effective Time (collectively, the “NPRIs,” and, as applicable, the “TRR II NPRIs” or the “Cypress NPRIs”, and together with the Fee Minerals and the ORRIs, collectively the “Mineral Properties” and each, a “Mineral Property”; and, as applicable the “TRR II Mineral Properties” and the “Cypress Mineral Properties”);

(d) all proceeds, revenues, or other benefits attributable to production from or the ownership of the Mineral Properties, including all rights to receive Hydrocarbons underlying, produced from or otherwise allocable or attributable to the Mineral Properties and the oil and/or gas wells described on Exhibit A-4-1 (the “TRR II Wells”) and Exhibit A-4-2 (the “Cypress Wells” and together with the TRR II Wells, the “Wells”), in each case, to the extent attributable to periods from and after the Effective Time;

(e) to the extent assignable (with consent, if applicable), all presently existing Contracts, if any, to which any Seller or any Affiliate of a Seller is a party to the extent applicable to the Mineral Properties, rights and interests described in subsections (a) through (d) of this Section 2.1;

(f) copies of all files, records and data in Sellers’ possession, solely to the extent that they relate to the Mineral Properties and the rights and interests described in subsections (a) through (e) of this Section 2.1, excluding (i) the general corporate files and records of any Seller insofar as they relate to such Seller’s business generally (including, for purposes of clarity, those related to such Seller’s Taxes) and are not required for the future ownership of the Assets; (ii) any files, records or data to the extent disclosure or transfer would result in a violation of applicable Law or is subject to any Required Consent that is not obtained; (iii) reserve studies and evaluations; (iv) records relating to the negotiation and consummation of the purchase and sale of the Assets; and (v) any files, records or data relating to Income Taxes of any Seller or any Affiliate of a Seller (collectively, and subject to such exclusions, the “Records”); and

(g) all rights, claims, interests and causes of action (including rights to trade credits, receivables, warranties, audit rights (including rights to receive refunds and revenues in connection therewith) and rights to receive indemnity, funds, reimbursements or other payments and rights under policies or agreements of insurance), in each case to the extent attributable to the other Assets with respect to any period of time prior to, on or after the Effective Time, except, in each case, to the extent relating to any Excluded Asset or any matter for which any Seller has an indemnification obligation under this Agreement.

All of TRR II Seller’s right, title and interest in all of the real and personal properties, rights, titles and interests described in Section 2.1(a) through Section 2.1(g), after giving effect to the exclusion of the Excluded Assets, is hereinafter collectively referred to as the “TRR II Assets” or, individually, a “TRR II Asset.” All of Cypress Seller’s right, title and interest in all of the real and personal properties, rights, titles and interests described in Section 2.1(a) through Section 2.1(g), after giving effect to the exclusion of the Excluded Assets, is hereinafter collectively referred to as the “Cypress Assets” or, individually, a “Cypress Asset.” The TRR II Assets and the Cypress Assets are hereinafter collectively referred to as the “Assets”, or, individually, an “Asset”.

2.2 Excluded Assets. Notwithstanding anything to the contrary in Section 2.1 or elsewhere in this Agreement, Sellers specifically exclude, reserve and retain the following from the transactions contemplated by this Agreement (collectively, the “Excluded Assets”):

(a) all rights, claims, interests and causes of action to the extent related to any other Excluded Assets, any Retained Liabilities or any other matter for which any Seller has an indemnification obligation under this Agreement;

(b) any data, software and records to the extent disclosure or transfer is prohibited or subjected to payment of a fee or other consideration by any license agreement or other agreement with a Person other than an Affiliate of any Seller, or by applicable Law, and for which no consent to transfer has been received or for which Buyers have not agreed in writing to pay the fee or other consideration, as applicable;

(c) all rights to proceeds, revenues, income, receipts and credits attributable to any of the Assets that are attributable to the time period prior to the Effective Time (including, for purposes of clarity, any such proceeds or revenues that are or may be held in suspense and all security or other deposits made with respect thereto), as well as all claims or causes of action (whether asserted as of the Execution Date or not) for mispayment, nonpayment or miscalculation of such proceeds and revenues and all audit rights and rights to reimbursement with respect to such proceeds, revenues, income, receipts and credits;

(d) all claims for refunds of, credits attributable to, loss carry forwards with respect to, or similar Tax assets relating to, (i) Property Taxes attributable to the Assets with respect to any Pre-Effective Time Tax Period or the portion of any Straddle Period ending on the day before the date on which the Effective Time occurs (as determined in accordance with the principles set forth in Section 7.1), (ii) Income Taxes of any Seller or any Affiliate of a Seller, (iii) Taxes attributable to the Excluded Assets or (iv) any other Taxes relating to the acquisition, ownership or operation of the Assets that are attributable to any Tax period (or portion of any Straddle Period) ending prior to the Effective Time;

(e) all of Sellers’ proprietary computer software, patents, trade secrets, copyrights, names, trademarks, logos and other intellectual property, including for purposes of clarity, any and all of Sellers’ algorithms, interpretive and extrapolative data, information and projections;

(f) all documents and instruments of any Seller that may be protected by attorney-client privilege, excluding title opinions and title memoranda;

(g) with respect to the TRR II Conveyed Interest in the Assets, all rights, title and interest in and to any Mineral and Royalty Interest of any type (whether recorded or unrecorded, vested, contingent or otherwise) not expressly described on Exhibit A-1-1, Exhibit A-2-1, Exhibit A-3-1, or Exhibit A-4-1 (including, for the avoidance of doubt, any Mineral and Royalty Interests owned by Three Rivers Royalty, LLC, a Texas limited liability company, Three Rivers Royalty III, LLC, a Delaware limited liability company, or Three Rivers Royalty IV, LLC, a Delaware limited liability company);

(h) the Excluded ORRIs and all other assets, properties and interests more particularly described in Schedule EA;

(i) all personal property;

(j) all hedges, futures, swaps and other derivatives, including rights relating thereto, arising pursuant to hedging arrangements of any Seller or any Affiliate of a Seller or otherwise affecting the Assets, in each case that are not Assumed Hedges; and

(k) the Retained Interests.

ARTICLE 3
Purchase Price

3.1 Purchase Price.

(a) In consideration for the purchase of the Conveyed Interest in the Assets, Buyers agree to pay to Sellers an aggregate amount of One Hundred Five Million Dollars ($105,000,000) (the “Purchase Price”), subject to adjustment as set forth in this Agreement.

(b) Solely for the purposes of determining the value of the Assets in connection with any Title Defects, Title Benefits and/or breach of the special warranty of Defensible Title under this Agreement, the Parties agree that the portion of the unadjusted Purchase Price attributable to the (x) TRR II Assets shall be allocated among such Parcels and Wells as are set forth on Schedule 3.1-1 and (y) Cypress Assets shall be allocated among such Quarter Sections and Wells as are set forth on Schedule 3.1-2 (as set forth on such Schedules, the “Allocated Values”). No Party makes any representation or warranty concerning the accuracy of the Allocated Values.

3.2 Adjustment to Purchase Price. The Purchase Price for the Conveyed Interest in the Assets shall be adjusted as follows: (a) reduced (without duplication) by (i) the Allocated Value of any Parcel, Quarter Section or Well excluded from the Closing pursuant to Section 8.2(b), (ii) the amount of Purchase Price reductions related to any agreed upon and final Title Defects, as and to the extent determined pursuant to Article 8, (iii) the amount of any income, proceeds, revenues, receipts or credits allocable to Buyers under Section 3.7 which are paid to any Seller, (iv) the amount of Property Taxes allocated to any Seller pursuant to Section 7.1, but that are paid or otherwise economically borne by Buyers or any of its Affiliates, and (v) the aggregate amount of all amounts paid to or received by Sellers to the extent attributable to settlements of the Assumed Hedges (or any Deferred Hedges) for the period from the Effective Time through Closing or, in the case of any Deferred Hedges, through later novation or termination of any such Deferred Hedges (in each case, without offset or netting of amounts under any other Hedge Contract with the counterparty that is a party to such Assumed Hedge or Deferred Hedge, as applicable); and (b) increased (without duplication) by (i) the amount of any income, proceeds, revenues, receipts or credits allocable to any Seller under Section 3.7 which are paid to Buyers, (ii) the amount of Property Taxes allocated to Buyers pursuant to Section 7.1 but that are paid or otherwise economically borne by any Seller or any Affiliate thereof, (iii) the aggregate amount of Purchase Price increases related to Agreed Title Benefits, as and to the extent determined pursuant to Article 8, and (iv) all amounts paid by Sellers to the extent attributable to settlements of the Assumed Hedges (or Deferred Hedges) for the period from the Effective Time through Closing (or, in the case of any Deferred Hedges, through later novation or termination of any such Deferred Hedges). The Purchase Price, adjusted as set forth in this Agreement (including this Section 3.2), shall be referred to as the “Adjusted Purchase Price.”

3.3 Deposit. Contemporaneously with the execution of this Agreement, Buyers shall deliver to the Escrow Agent an aggregate amount equal to five percent (5%) of the unadjusted Purchase Price (such amount, the “Deposit”) to assure Buyers’ performance of its obligations hereunder. Such payment by Buyers shall be made in cash by wire transfer of immediately available funds to the account designated by the Escrow Agent in accordance with the Escrow Agreement. The Deposit shall be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement. If this Agreement is terminated prior to the occurrence of the Closing, the distribution of the Deposit shall be governed by the provisions of Section 12.2. In the event of any conflict between the terms of this Agreement and the terms of the Escrow Agreement with respect to the disbursement of the Deposit, the terms of this Agreement shall control.

3.4 Payment. At the Closing, Buyers shall pay to each Seller, in cash by wire transfer of immediately available funds, to the account or accounts designated by such Seller, the portion (as reflected on the Allocation Statement (as defined below)) of the Closing Payment payable to such Seller.

3.5 Closing Statement. Not later than five (5) Business Days prior to the Scheduled Closing Date, Sellers shall prepare and deliver to Buyers (a) a statement (the “Closing Statement”) showing Sellers’ good faith computation of the Adjusted Purchase Price described in Section 3.2, as determined by Sellers in good faith, including each adjustment to the Purchase Price and the computation thereof and (b) a statement showing the portion of the Closing Payment and the Deposit to be paid to each Seller (such statement, as Sellers may revise in good faith prior to Closing to account for any agreed adjustments to the Closing Statement in accordance with this Section 3.5, the “Allocation Statement”). Sellers will supply to Buyers reasonable documentation in Sellers’ possession to support the items for such adjustments that are proposed. Within three (3) Business Days of receipt of the Closing Statement, Buyers may deliver to Sellers a written report containing all changes, with the explanation therefor, that Buyers propose to be made to the Closing Statement, and Sellers will consider such proposed changes in good faith. The Closing Statement, as agreed upon by the Parties, will be used to calculate the Adjusted Purchase Price at Closing; provided, however, that if the Parties do not agree upon any particular adjustments set forth in the Closing Statement, then the amount of such disputed adjustment(s) to be used to calculate the Adjusted Purchase Price at Closing shall be that amount set forth in the draft Closing Statement, prepared in good faith and delivered by Sellers to Buyers pursuant to this Section 3.5 with respect to such adjustment (with any disputed amounts thereafter being subject to resolution in accordance with Section 3.6).

3.6 Post‑Closing Adjustment.

(a) Revised Closing Statement. On or before the date that is one hundred twenty (120) days after the Closing Date, Sellers shall prepare and deliver to Buyers a revised version of the Closing Statement setting forth the final Adjusted Purchase Price (the “Revised Closing Statement”), which shall be accompanied by the supporting documentation (if, and to the extent, in Sellers’ possession) reasonably necessary for Buyers to review and verify any adjustments set forth thereunder. The Adjusted Purchase Price reflected in the Revised Closing Statement shall take into account any prior payments made under Section 3.7. The Revised Closing Statement shall become final and binding upon the Parties on the date (the “Final Settlement Date”) that is thirty (30) days following receipt thereof by Buyers, unless Buyers delivers to Sellers a Notice of its disagreement (“Notice of Disagreement”) with respect to any matters set forth in the Revised Closing Statement prior to such date, which Notice of Disagreement shall specify in reasonable detail the basis of any disagreement so asserted. If a Notice of Disagreement is received by Sellers by the date specified in the immediately preceding sentence, then the Final Settlement Date shall be the earlier of (i) the date upon which Sellers and Buyers agree in writing with respect to all matters specified in the Notice of Disagreement and (ii) the date upon which the final statement is issued by the Accounting Referee. Sellers shall provide such assistance (including, to the extent applicable, access to the Records) as Buyers may reasonably request in connection with its preparation of a Notice of Disagreement and, in furtherance of the foregoing, shall provide Buyers with prompt written notice following receipt by Sellers of any income, proceeds, revenues, receipts or credits allocable to Buyers under Section 3.7, including any amounts which may be held in suspense as of the Closing Date; and Buyers shall provide such assistance (including, to the extent applicable, access to the Records) as Sellers may reasonably request in connection with its preparation of the Revised Closing Statement and, in furtherance of the foregoing, shall provide Sellers with prompt written notice following receipt by Buyers of any income, proceeds, revenues, receipts or credits allocable to Sellers under Section 3.7, including any amounts which may be held in suspense as of the Closing Date.

(b) Revised Closing Statement Resolution. During the thirty (30) day period following the date on which Sellers receive a Notice of Disagreement, Sellers and Buyers shall use their respective commercially reasonable efforts to attempt in good faith to resolve in writing any differences that they may have with respect to all matters specified in the Notice of Disagreement. If at the end of such thirty (30) day period (or earlier by mutual agreement), Buyers and Sellers have not reached agreement in writing on such matters, upon any Party’s request, the Parties shall submit the matters that remain in dispute to the Houston, Texas, office of an independent, nationally recognized accounting firm mutually agreed upon by the Parties (and absent agreement by the Parties as to such arbitrator within ten (10) Business Days after the end of such thirty (30) day period, the arbitrator shall be selected by the Houston, Texas, office of the American Arbitration Association) (the “Accounting Referee”) for review and final and binding resolution. The Accounting Referee shall render a decision choosing either Sellers’ position or Buyers’ position with respect to each item or amount in the Revised Closing Statement which was identified in the Notice of Disagreement and which remains in dispute and the Accounting Referee’s decision resolving the matters in dispute shall be consistent with the terms and conditions in this Agreement and the other applicable Transaction Documents. The decision of the Accounting Referee shall be (i) final and binding on the Parties and (ii) final and non-appealable for all purposes hereunder. The Accounting Referee shall have no ex parte communications with the Parties concerning the Notice of Disagreement presented to it. The Accounting Referee shall act as an expert for the limited purpose of determining the specific Revised Closing Statement disputes presented to it and shall not act as an arbitrator or consider, hear or decide any matters except the specific Revised Closing Statement disputes presented and shall not award damages, interest or penalties (including punitive or exemplary damages, lost profits, consequential, special or indirect damages) to any Party. In addition, the Accounting Referee shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Accounting Referee in the process of resolving such disputes. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the fees and expenses of the Accounting Referee under this Section 3.6(b) shall be borne one-half (1/2) by Buyers and one-half (1/2) by Sellers (severally in accordance with their respective Pro Rata Shares).

(c) Final Settlement. If the amount of the Final Purchase Price exceeds the amount of the Closing Payment, then, (i) within five (5) days after the Final Settlement Date, Sellers shall deliver to Buyers an updated statement (the “Adjustment Allocation Statement”) that sets forth the portion of the amount by which the Final Purchase Price exceeds the amount of the Closing Payment (the “Upward Adjustment Amount”) payable to each Seller and (ii) Buyers shall pay to each Seller the portion (as reflected on the Adjustment Allocation Statement) of the Upward

Adjustment Amount payable to such Seller. If the amount of the Final Purchase Price is less than the amount of the Closing Payment, then each Seller shall pay to Buyers, within five (5) days after the Final Settlement Date, such Seller’s Pro Rata Share of the amount by which the Final Purchase Price is less than the amount of the Closing Payment. Any such post-Closing payment made pursuant to this Section 3.6(c) shall be made by means of a wire transfer of immediately available funds to a bank account designated by the applicable Party entitled to receive such funds.

3.7 Right to Proceeds.

(a) Entitlement. Without limitation of Section 6.4: (i) Buyers shall be entitled to all royalties, bonuses, rentals and other proceeds and revenues from or related or attributable to production from the Conveyed Interest in the Assets from and after the Effective Time and to all other income, proceeds, revenues, receipts and credits earned with respect to the Conveyed Interest in the Assets from and after the Effective Time (collectively, the “Buyer Entitlements”), in each case, including (A) any bonuses which may result from new leases, amendments, ratifications or renewals of leases affecting and applicable to the Conveyed Interest in the Assets executed after the Effective Time and (B) any other amounts that constitute the Conveyed Interest in the Assets under this Agreement; and (ii) Sellers shall be entitled to all royalties, bonuses, rentals and other proceeds and revenues from or related or attributable to production from the Conveyed Interest in the Assets prior to the Effective Time and to all other income, proceeds, revenues, receipts and credits earned with respect to the Conveyed Interest in the Assets prior to the Effective Time (collectively, the “Seller Entitlements”), in each case, including (A) any amounts which may be held in suspense as of the Closing Date and (B) giving effect to any such amounts that constitute Excluded Assets under this Agreement. Without duplication of any adjustments made to the Purchase Price pursuant to Section 3.2, in furtherance of the foregoing provisions of this Section 3.7, the Parties shall periodically account to one another in accordance with the procedures set forth in this Section 3.7. Notwithstanding the foregoing, all matters with respect to the allocation of, and responsibility for, Taxes pursuant to this Agreement shall be addressed in Article 7.

(b) Statement Procedure. For the period that begins on the Closing Date and runs through the end of the twelfth full calendar month following the month in which the Closing occurs (such period, the “Post-Closing Statement Period”), Buyers shall prepare and deliver to Sellers, and Sellers shall prepare and deliver to Buyers, beginning with the first full month following the month in which the Closing occurs (and including, in that instance, the partial month in which the Closing occurs), a statement of all revenues, income, proceeds, receipts and credits received by the delivering Party(ies) with respect to the Conveyed Interest in the Assets within thirty (30) days after the end of each such calendar month (the “Monthly Statements”), whether attributable to production from the Conveyed Interest in the Assets related to the time period prior to, on or after the Effective Time. Each Monthly Statement shall clearly identify all such revenues, income, proceeds, receipts and credits received by the delivering Party(ies) with respect to the Conveyed Interest in the Assets during the applicable period and the delivering Party(ies) shall provide all supporting documentation reasonably necessary for the other Party(ies) to verify such Monthly Statements. The receiving Party(ies) shall review each received Monthly Statement within thirty (30) days of receipt and the Parties shall endeavor in good faith to mutually agree on the final Monthly Statement for each month within such thirty (30) day period. When the Parties have mutually agreed on the final Monthly Statement for a month during the Post-Closing Statement Period, each owing Party shall pay each owed Party any owed amounts within three (3)

Business Days of such finalization of the Monthly Statement. Without limitation of the other terms of this Section 3.7(b), if, from and after the end of the Post-Closing Statement Period, (i) any Seller or any Affiliate thereof receives any Buyer Entitlement attributable to any of the Wells described on Schedule 3.7(b) (each, a “Specified Well”), such Seller shall, or shall cause its applicable Affiliate to, promptly remit such Buyer Entitlement to Buyers and (ii) any Buyer or any Affiliate thereof receives any Seller Entitlement attributable to a Specified Well, Buyers shall, or shall cause an applicable Affiliate thereof to, promptly remit such Seller Entitlement to the applicable Seller. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, if any Buyer or any Affiliate thereof receives any invoice, billing statement, joint interest billing, authorization for expenditure or other cost or expense arising from, based upon, associated with or attributable or related to the matters set forth (or required to be set forth in order to make the representation and warranty set forth in Section 4.14 true and correct) on Schedule 4.14, such Buyer shall, or shall cause its applicable Affiliate to, promptly (and in any event within five (5) Business Days following receipt thereof) deliver a copy of such invoice, billing statement or other documentation to Sellers and Sellers shall, within fifteen (15) Business Days following receipt thereof, remit to such Buyer or its applicable Affiliate the full amount of such costs and expenses (or, at the election of the applicable Seller, directly pay such costs and expenses to the applicable third party); provided, that Sellers shall only be responsible for any such costs or expenses through the earlier of first production or termination of operations for the applicable Asset.

3.8 Withholding. Buyers shall, after providing at least five (5) Business Days written notice of its intent to withhold and a reasonably detailed explanation of the basis thereof, be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers or any other Person such amounts as Buyers are required to deduct and withhold under the Code, or any Tax law, with respect to the making of such payment. To the extent that such amounts are so properly withheld and timely paid over to the appropriate Governmental Authority in accordance with applicable Law, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. The Parties agree that no withholding is anticipated, assuming that Sellers provide the IRS Form W-9s pursuant to Section 10.2(b). Buyers shall use commercially reasonable efforts to cooperate with Sellers to minimize or avoid any withholding or deduction.

ARTICLE 4
Representations and Warranties of Sellers

Each Seller represents and warrants to Buyers, except as disclosed in the Disclosure Schedules, the following:

4.1 Organization. Such Seller is duly formed, validly existing and in good standing under the Laws of the state of its formation and is duly qualified, authorized, registered and/or licensed, as applicable, to do business in each other jurisdiction in which the conduct of its business or ownership or leasing of its properties is such as to require it to be so qualified, authorized, registered and/or licensed, except where the failure to be so qualified, authorized, registered and/or licensed would not have a Material Adverse Effect.

4.2 Authorization; Approval; Enforceability. Such Seller has all requisite organizational power and authority to execute and deliver this Agreement and each other

Transaction Document to which such Seller is or will be a party (collectively, such Seller’s “Seller Documents”) and to perform its obligations hereunder and thereunder. The execution, delivery and performance by such Seller of such Seller’s Seller Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by such Seller, and no other action on the part of such Seller is necessary to authorize any of such Seller’s Seller Documents. Such Seller’s Seller Documents have been, or, if to be executed after the date hereof, when executed will be, duly and validly executed and delivered by such Seller, and assuming the due execution and delivery by the other parties hereto or thereto, constitutes, or, if to be executed after the date hereof, upon execution by such Seller will constitute, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity.

4.3 No Conflicts. The execution, delivery, and performance by such Seller of such Seller’s Seller Documents, do not and will not (a) conflict with or result in a violation of any provision of the Organizational Documents of such Seller or (b) conflict with or result in a violation of any provision of, or constitute a default under, or give rise to any right of acceleration under, any material bond, debenture, note, mortgage or indenture to which such Seller is a party or by which such Seller’s Assets may be bound (subject to such contractual Consents or approvals which (i) such Seller has obtained prior to the Closing or (ii) constitute Customary Consents).

4.4 Bankruptcy. There are no bankruptcy or receivership Proceedings pending before any Governmental Authority, being contemplated by or, to such Seller’s Knowledge, Threatened against such Seller or any of its Affiliates.

4.5 Litigation. As of the Execution Date, except as set forth on Schedule 4.5, there is no Proceeding pending, or, to such Seller’s Knowledge, Threatened (a) against such Seller that would adversely affect the execution, delivery or consummation of this Agreement by such Seller or (b) against such Seller that relates to such Seller’s Assets.

4.6 Taxes. Except as set forth on Schedule 4.6, (a) all material Tax Returns required to be filed by such Seller with respect to Property Taxes have been timely (taking into account valid extensions of time to file) and properly filed, each such Tax Return is true, correct and complete in all material respects and all material Property Taxes that are or have become due and payable by such Seller have been properly paid in full (whether or not shown on a Tax Return), other than such Property Taxes being contested in good faith in appropriate proceedings set forth on Schedule 4.6; (b) there are no Liens (other than Permitted Encumbrances) on any of such Seller’s Assets attributable to any unpaid Taxes; (c) no audit, administrative, judicial or other proceeding with respect to Property Taxes has been commenced, by any Governmental Authority or, to such Seller’s Knowledge, is presently pending or threatened; (d) no written claim has been made by a Governmental Authority in a jurisdiction where such Seller does not file Tax Returns with respect to a material Property Tax that such Seller is or may be subject to taxation by that jurisdiction with respect to such Property Taxes; (e) there is not currently in effect any extension or waiver of any statute of limitations of any jurisdiction regarding the assessment or collection of any Property Taxes, other than extensions obtained in the ordinary course of business; and (f) none of the Assets is subject to any tax partnership agreement or is otherwise treated, or required to be treated, as held in an arrangement requiring a partnership income Tax Return to be filed under Subchapter K of

Chapter 1 of Subtitle A of the Code, other than with respect to the classification of the Sellers or their beneficial owners as partnerships for Tax purposes.

4.7 Material Contracts. To such Seller’s Knowledge, except as set forth on Schedule 4.7, there are no Contracts to which such Seller is a party that are material to, or binding upon, such Seller’s Assets (and that will, from and after the Closing, be binding upon Buyers) (“Material Contracts”). There exists no material breach or default under any Material Contract by such Seller or its Affiliates or, to such Seller’s Knowledge, by any other Person that is a party to any such Material Contract, and no event has occurred that with notice or lapse of time or both would constitute any breach or default under any such Material Contract by such Seller, any of such Seller’s Affiliates, or, to such Seller’s Knowledge, any other Person who is a party to such Material Contract, and none of such Seller or any of such Seller’s Affiliates has given or received any unresolved written notice of any actual, potential or threatened termination, cancellation, breach, violation or default with respect to any Material Contract.

4.8 Preferential Purchase Rights; Required Consents. There are no preferential purchase rights, rights of first refusal or similar rights that are applicable to the transfer of such Seller’s Assets in connection with the transactions contemplated hereby (each, a “Preferential Purchase Right”) and there are no Required Consents that are applicable to the transfer of such Seller’s Assets in connection with the transactions contemplated hereby.

4.9 No Brokers. Neither such Seller nor any of its Affiliates has entered into any Contract with any Person that would require the payment by a Buyer or any of its Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

4.10 No Judgments. There are no unsatisfied judgments or injunctions issued by a court of competent jurisdiction or other Governmental Authority outstanding against such Seller related to such Seller’s Assets.

4.11 Suspense Funds. To the Knowledge of such Seller, as of the Execution Date, Schedule 4.11 identifies each Well for which any amounts are being held in suspense by Third Parties and which may be owing to such Seller as the owner of mineral, lessor royalty, ORRI, NPRI or other interests in respect of past production of oil, gas or other Hydrocarbons attributable to such Seller’s Assets.

4.12 Affiliate Contracts. Schedule 4.12 sets forth a true and complete list of all Contracts between such Seller, on the one hand, and any Affiliate of such Seller, on the other hand, that are material to, or binding upon, such Seller’s Assets.

4.13 No Intentionally Omitted Minerals or Royalties. To the Knowledge of such Seller, as of the Execution Date, except as set forth on Schedule 4.13, the Excluded Assets do not include any mineral interests, fee mineral interests, other mineral rights, other mineral assets, overriding royalty interests, non-participating royalty interests, or associated rights to receive royalties, production payments or other profits, income or payments therefrom, in each case located in any of Wetzel, Monongalia, Marion, Tyler, Ritchie, Harrison, Marshall or Ohio Counties, West Virginia, or Westmoreland, Greene, Washington or Allegheny Counties, Pennsylvania, or Red

River, De Soto, Caddo or Bossier Parishes in Louisiana; provided, however, that the Assets do not include, and such Seller has no intention that this Agreement in any way apply to, the Excluded ORRIs or any assets, properties or interests owned by Three Rivers Royalty, LLC, a Texas limited liability company, Three Rivers Royalty III, LLC, a Delaware limited liability company, or Three Rivers Royalty IV, LLC.

4.14 Operations. To the Knowledge of such Seller, except as set forth on Schedule 4.14, (a) each such Seller’s Assets do not include any unleased mineral interest where such Seller has agreed to bear a share of drilling, operating or other costs as a participating mineral owner from and after Closing, and (b) each such Seller has not conducted any oil and gas operations on any of such Seller’s Assets, including, but not limited to, preparation, exploration, drilling, completion, reworking, or plugging or abandonment operations.

ARTICLE 5
Representations and Warranties of Buyer

Each Buyer hereby represents and warrants to Sellers as follows:

5.1 Organization. Such Buyer is duly formed, validly existing and in good standing under the Laws of the state of its formation and is duly qualified, authorized, registered and/or licensed, as applicable, to do business in each jurisdiction in which the conduct of its business or ownership or leasing of its properties makes such qualification, authorization, registration and/or licensing necessary, and, as of Closing, will be qualified, authorized, registered and/or licensed, as applicable, to do business and in good standing in each jurisdiction in which any of the Assets are located if so required in order to own any of the Assets, in each case except where the failure to be so qualified, authorized, registered and/or licensed would not have a material adverse effect on such Buyer’s ability to proceed with Closing.

5.2 Authorization; Approval; Enforceability. Such Buyer has all requisite organizational power and authority to execute and deliver this Agreement and each other Transaction Document to which such Buyer is or will be a party (collectively, the “Buyer Documents”) and to perform its obligations hereunder and thereunder. The execution, delivery and performance by such Buyer of the Buyer Documents and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by such Buyer, and no other action on the part of such Buyer is necessary to authorize any of the Buyer Documents. The Buyer Documents have been, or, if to be executed after the date hereof, when executed will be, duly and validly executed and delivered by such Buyer, and assuming the due execution and delivery by the other parties hereto or thereto, constitutes, or, if to be executed after the date hereof, upon execution by such Buyer will constitute, a valid and binding obligation of such Buyer, enforceable against such Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and to general principles of equity.

5.3 No Conflicts. The execution, delivery, and performance by such Buyer of the Buyer Documents and the consummation by such Buyer of the transactions contemplated hereby and thereby, do not and will not (a) conflict with or result in a violation of any provision of the Organizational Documents of such Buyer or (b) conflict with or result in a violation of any provision of, or constitute a default under, or give rise to any right of acceleration under, any bond, debenture, note, mortgage or indenture to which such Buyer is a party or by which such Buyer may be bound.

5.4 Litigation. There are no Proceedings pending or, to Buyer’s Knowledge, Threatened against such Buyer or any of its Affiliates, that would adversely affect the execution, delivery or consummation of this Agreement by such Buyer.

5.5 Securities Law Compliance. Such Buyer is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended. Such Buyer is acquiring the Assets for its own account for use in its trade or business, and not with a view toward or for sale associated with any distribution thereof, nor with any present intention of making a distribution thereof within the meaning of the Securities Act of 1933, as amended, any applicable state blue sky Laws or any other applicable securities Law without in any way limiting the other terms and provisions of this Agreement. Such Buyer has substantial knowledge and experience in financial and business matters and the oil and gas industry such that such Buyer is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Assets and is able to bear the economic risks of such investment.

5.6 Buyer’s Independent Investigation.

(a) Prior to executing this Agreement, such Buyer has (or its Representatives have) (i) been afforded an opportunity to (A) examine and evaluate the Assets and such materials as it has requested to be made available to it by Sellers or Sellers’ Representatives and (B) discuss with Sellers and their Representatives such materials and the nature of the Assets and (ii) satisfied itself through its own due diligence as to the condition of, and contractual arrangements and regulatory and other matters affecting or relating to, the Assets.

(b) Such Buyer is (or its Representatives are) (i) sophisticated in the investigation, inspection, evaluation, review, purchase and ownership of oil and gas properties and related interests, including those located in the areas where the Assets are located and (ii) a party capable of making such investigation, inspection, evaluation and review of the Assets as a reasonably prudent purchaser would deem appropriate under the circumstances with respect to all matters relating to the Assets, including their value, operation and suitability.

(c) In making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, such Buyer has relied solely on the express representations of Sellers set forth in Article 4 of this Agreement, its independent investigation of, and judgment with respect to, the Assets and the advice of its own Representatives and has not been induced by and has not relied on (and such Buyer expressly acknowledges that it is not entitled to rely on) any comments, statements or information (whether written or oral or express or implied) provided by or on behalf of any Seller or any Representative of any Seller.

(d) Such Buyer acknowledges and agrees that no Seller or Representative of any Seller makes or has made any comments, statements, representations or warranties (whether written or oral or express or implied), as to the accuracy and completeness of any of the information provided by or made available to such Buyer or its Representatives in data rooms, management presentations or supplemental due diligence information provided to such Buyer (including its Representatives) in connection with discussions or access to management of Sellers or their respective Representatives or in any other form in expectation of the transactions contemplated by this Agreement.

(e) Such Buyer acknowledges and agrees that (i) the due diligence information includes certain projections, estimates and other forecasts, and certain business plan information, (ii) there are uncertainties inherent in attempting to make such projections, estimates and other forecasts and plans and such Buyer is familiar with such uncertainties and (iii) such Buyer is taking full responsibility for making its own evaluation of the adequacy and accuracy of all projections, estimates and other forecasts and plans so furnished to it and any use of or reliance by such Buyer on such projections, estimates and other forecasts and plans shall be at its sole risk.

(f) Such Buyer agrees to the fullest extent permitted by Law, that no Seller or Representative of any Seller shall have any liability or responsibility whatsoever to such Buyer or its Representatives on any basis (including in contract or tort, under federal or state securities laws or otherwise) resulting from the distribution to such Buyer, or such Buyer’s use of, any due diligence information.

5.7 Bankruptcy. There are no bankruptcy or receivership Proceedings pending before any Governmental Authority, being contemplated by or, to Buyer’s Knowledge, Threatened against such Buyer or any of its Affiliates.

5.8 No Brokers. Neither such Buyer nor any of its Affiliates has entered into any Contract with any Person that would require the payment by any Seller or any of its Affiliates of any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement.

ARTICLE 6
Covenants

6.1 Conduct of Business.

(a) Restricted Activities. Subject to the remaining provisions of this Section 6.1, except as set forth on Schedule 6.1(a) or as otherwise expressly provided by this Agreement or as consented to by Buyers in writing (in the cases of clauses (ii) and (viii) of this subsection (a), such consent not to be unreasonably withheld, conditioned or delayed) or as required by applicable Law, during the period from and after the Execution Date until the Closing Date, each Seller shall conduct its business with respect to the ownership and maintenance of the Assets in the ordinary course of business consistent with past practices in all material respects (including maintaining the books of account and Records relating to the Assets in accordance with the usual accounting practices of Sellers), and shall not:

(i) create, authorize, propose or grant any Lien (other than any Permitted Encumbrance) on any of the Assets;

(ii) amend or terminate any oil and gas lease that burdens any Mineral Properties or enter into any new oil and gas lease that will burden any of the Conveyed Interest in the Mineral Properties after Closing;

(iii) offer, issue, deliver, grant, transfer, sell, mortgage, pledge, hypothecate, encumber, novate or dispose of any of the Assets or any rights in or to any of the Assets or propose to do so;

(iv) (A) enter into, or execute, any Contract that would constitute a Material Contract (other than any oil and gas lease in the ordinary course of business) were such Seller a party thereto as of the Execution Date or (B) terminate (other than termination based on the expiration without any affirmative action by such Seller), novate, amend, modify, extend, surrender or waive any material right under any Material Contracts;

(v) except for the Proceedings set forth on Schedule 4.5 as of the Execution Date, waive, compromise or settle any right, claim or proceeding, in each case, attributable to any of the Assets; provided, however, that, for purposes of clarity, Section 6.1(a)(vii)(F) shall control with respect to any claim or proceeding relating to Property Taxes;

(vi) grant or create any Required Consent, preferential right, tag-along, drag-along or similar right with respect to any of the Conveyed Interest in the Mineral Properties;

(vii) (A) amend any Tax Return with respect to Property Taxes, (B) change, make or rescind any Tax election with respect to the Assets or Property Taxes, (C) change any accounting period or method with respect to the Assets or Property Taxes, (D) waive any claim for a refund of Property Taxes, (E) consent to any extension or waiver of the limitation period applicable to Property Taxes or (F) settle or compromise any Proceeding with respect to Property Taxes; or

(viii) agree or commit (whether in writing or otherwise) to do or not to do, as applicable, any of the foregoing.

(b) Operations Before Closing. During the period from and after the date hereof until the Closing Date (unless this Agreement is earlier terminated), without the prior written consent of Buyers, which shall not be unreasonably withheld, conditioned or delayed, Sellers shall manage the Assets in the ordinary course consistent with Sellers’ past practices in all material respects; provided that, if any Seller receives written notice of any Proceeding filed or threatened in connection with the Assets, the applicable Seller shall give prompt written notice of such Proceeding to Buyers including a description of the circumstances associated with such Proceeding to Buyers no later than 3 Business Days following receipt of such written notice.

(c) Consent and Procedures. Requests for approval of any action restricted by this Section 6.1 shall be delivered to the following individual, who shall have full authority to grant or deny such requests for approval on behalf of Buyers (and/or any Buyer):

WhiteHawk Income Marcellus LLC
2400 Market Street
Offsite Suite 230
Philadelphia, PA 19103
Attention: Jeffrey M. Slotterback
Email: jslotterback@whitehawkenergy.com

Buyers’ consent to any action restricted by this Section 6.1 shall be considered granted within ten (10) Business Days of a Seller’s written notice sent via electronic mail to Buyers requesting such consent unless Buyers notify such Seller to the contrary during that period. Any matter approved (or deemed approved) by Buyers pursuant to this Section 6.1 that would otherwise constitute a breach of one or more of any Seller’s representations and warranties in Article 4 shall be deemed to be an exclusion from all representations and warranties for which it is reasonably relevant.

(d) Notwithstanding the foregoing provisions of this Section 6.1, each Buyer acknowledges and agrees that no provision of this Section 6.1 shall prohibit or restrict, or be deemed to prohibit or restrict, any Seller from exercising any of its rights or performing any of its obligations under any of the other provisions of this Agreement.

6.2 Access. From and after the date hereof until the Closing Date (or earlier termination of this Agreement), upon reasonable prior written notice and during normal business hours, each Seller will give Buyers or Buyers’ Representatives access to such Seller’s Records by online or other electronic means and to personnel of such Seller and its Affiliates responsible for such Seller’s Assets, for the purposes of conducting due diligence reviews. Notwithstanding the foregoing, Buyers shall have no right to, and no Seller shall have any obligation to provide to Buyers (a) access to such personnel if and to the extent, and only to the extent, such access would unreasonably interfere with the operations and business of such Seller or any of its Affiliates in the ordinary course of business consistent with past practices or (b) information, the disclosure of which would, in such Seller’s good faith opinion, (i) jeopardize any legal privilege against disclosure available to such Seller or any of its Affiliates relating to such information (except for title opinions or memoranda), or (ii) cause such Seller or any of its Affiliates to breach a confidentiality obligation arising under any Contract or any applicable Law (in which case such Seller shall use commercially reasonable efforts to seek waivers of such obligations; provided that such Seller shall not be required to make any payments or incur any liabilities therefor). All requests for access shall be directed to Nick Reiland (at nick.reiland@sanjacintominerals.com) or such other Person as Sellers may designate in writing from time to time. Under no circumstances shall any Seller, any of their respective Affiliates or any of the foregoing Persons’ respective Representatives be required to prepare, or cause to be prepared, any title opinions or title records whatsoever to the extent not already in existence.

6.3 Further Assurances. Subject to the terms of this Agreement, each Party shall (a) use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable, under applicable Law, contract or otherwise, to consummate the transactions contemplated by this Agreement and (b) from and after Closing, execute and deliver such other documents, and take such other actions as may be reasonably requested by the other Party in order to carry out the purposes of this Agreement and the other Transaction Documents executed or delivered at Closing in accordance with their respective terms, including revisions of the legal description of the Mineral Properties suggested by Buyers in good faith, to the extent reasonably necessary to facilitate the proper recording of the Instruments of Conveyance in each relevant jurisdiction and to give effect to the conveyance of the Assets contemplated by this Agreement and the other Transaction Documents.

6.4 Fees and Expenses. Except as otherwise provided in this Agreement, all fees and expenses, including, without limitation, fees and expenses of counsel, financial advisors, accountants and consultants incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fee or expense.

6.5 Assumed Obligations. From and after the Closing, and subject to the terms and conditions set forth in this Agreement, Buyers shall assume and hereby agree to assume, fulfill, perform, pay and discharge the Assumed Obligations.

6.6 Hedge Contracts. From and after the Execution Date, until the earlier of Closing and the termination of this Agreement, Sellers shall not and shall cause their respective Affiliates not to voluntarily terminate, unwind, amend or modify, or waive or transfer any right or obligation under, any of the Assumed Hedges without the consent of Buyers. Prior to the Closing, pursuant to the Novation Agreements and such other customary documentation reasonably acceptable to the Parties, (a) each Seller shall use commercially reasonable efforts to take all actions necessary and reasonably requested by Buyers to assign to and novate in favor of Buyers all of the trades that are the subject of the Assumed Hedges and Buyers shall accept such assignment and novation from each such Seller and assume all obligations and liabilities attributable thereto, and (b) the Parties shall use commercially reasonable efforts to take all actions reasonably necessary to cause the hedge providers of the Assumed Hedges (the “Hedge Providers”) to assign to and novate in favor of the replacement hedge providers designated by Buyers in writing prior to the Closing (the “Replacement Hedge Providers”) all of the trades that are the subject of the Assumed Hedges and to cause the Replacement Hedge Providers to accept such assignment and novation from the applicable Hedge Providers and assume all obligations and liabilities attributable thereto; provided, however, that, subject to the immediately succeeding sentence, neither Sellers nor any of their respective Affiliates shall be required to undertake any liability or incur any Losses in connection with such novation (unless Buyers agree to bear such Losses). Sellers shall bear all fees charged by the Hedge Providers or Replacement Hedge Providers in connection with the novation or termination of the Assumed Hedges (or any Deferred Hedge, if applicable) but, for the avoidance of doubt, any changes in the economic terms of the Assumed Hedges required by a Hedge Provider or a Replacement Hedge Provider prior to or in connection with novation or termination (but in the case of termination, only with respect to any amounts in excess of $50,000) are the responsibility of Buyers. Notwithstanding the foregoing, the Parties may mutually agree in writing prior to Closing that any Assumed Hedge that has not been, or will not be, novated as of Closing shall be excluded from the transactions contemplated hereby at Closing and shall instead be novated or terminated following the Closing on terms and conditions mutually agreed by the Parties (each such Assumed Hedge, a “Deferred Hedge”); provided that, the novation or termination of all Deferred Hedges shall occur no later than ninety (90) days after the Closing; provided further that, the provisions of this Section 6.6 shall continue to apply to such Assumed Hedges that have become Deferred Hedges following the Closing until such Deferred Hedges have been novated or terminated in accordance with this Section 6.6. Notwithstanding anything in this Agreement to the contrary, with respect to any Assumed Hedges that, notwithstanding compliance with this Section 6.6, cannot be novated to Buyers at Closing and are not Deferred Hedges, whether or not such Seller successfully terminates such Assumed Hedges prior to Closing (each such Assumed Hedge, an “Excluded Hedge”), the unadjusted Purchase Price shall be adjusted to reflect the net amount of all of the Hedge Termination Values for all of the Excluded Hedges, upward for a net amount of Hedge Termination Values owing by any Seller and downward for a net amount of Hedge Termination Values owed to any Seller. For purposes of this Agreement, “Hedge Termination Value” means, with respect to any Assumed Hedge that, notwithstanding this Section 6.6, is not novated to Buyers at Closing, the amount (without duplication) that the applicable Hedge Provider has agreed would be owed to it or to such Seller, as applicable, if such Assumed Hedge were to be terminated on the Closing Date, in each case without offset or netting of any amounts with the counterparty thereto.

6.7 Financial and Reserve Information Cooperation. For the period of time commencing on the Execution Date and continuing until the earlier of (i) the due date of WhiteHawk Minerals Corp.’s (“Parent”) Annual Report on Form 10-K for the fiscal year ended December 31, 2027 and (ii) the date on which Parent is no longer required to include financial statements with respect to the Assets in any filing with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 3-05 or Article 11 of Regulation S-X, Sellers shall, from time to time, upon reasonable advance written notice from Buyer, and subject to the last paragraph of this Section 6.7:

(a) provide Buyers and their representatives, agents and employees with reasonable access to all information with respect to the historical results of operations and reserves information of the Assets for periods prior to the Closing Date as may be reasonably requested by Buyers, which information is reasonably necessary, in the opinion of Buyers or its outside third-party accountants (the “Accountants”) to enable Parent to prepare financial or reserve information and statements required to be filed with the Commission pursuant to Rule 3-05 and Article 11 of Regulation S-X or otherwise under the Securities Act of 1933 or Securities Exchange Act of 1934 (the “Requisite Financial and Reserves Information”) (including for use in the preparation of pro forma financial statements by Parent that are required to be filed with the SEC by Parent as an exhibit to a Current Report on Form 8-K within four (4) Business Days of the Closing (or no later than seventy-one (71) days thereafter if such pro forma financial statements are not included in the Current Report on Form 8-K filed by Parent within four (4) Business Days of the Closing));

(b) use commercially reasonable efforts to deliver to Buyers’ or their Affiliates’ auditors and/or reserve engineers any customary representation letters or consents that are reasonably required and requested by Buyers to allow Buyers’ or their Affiliates’ Accountants and/or reserve engineers, as applicable, to complete an audit or review of any Requisite Financial and Reserves Information; and

(c) direct Sellers’ auditors to deliver customary consents and/or comfort letters in connection with the filing of the Requisite Financial and Reserves Information relating to the period ended December 31, 2025 with the Commission; provided, that Sellers shall have no liability for any refusal by any auditor to provide such consents and/or comfort letters.

Notwithstanding anything to the contrary contained in this Agreement, all documented out-of-pocket cost and expenses incurred by or on behalf of Sellers in connection with the performance of their obligations pursuant to this Section 6.7 (including the fees and expenses of counsel, any consultants and Seller’s independent accountants and reserve engineers) shall be borne by Buyers, and Buyers shall reimburse Sellers therefor within thirty (30) days following Buyers’ receipt of a written request accompanied by reasonable supporting documentation with respect thereto. For the avoidance of doubt, Buyers shall not be required to reimburse Sellers or their Affiliates for costs and expenses with respect to financial statements, financial information or other materials prepared prior to the Execution Date, unless such statements, information or materials were prepared at the written request of Buyers. Notwithstanding anything in this Agreement to the contrary: (i) no Seller shall be required to provide any information or take any action that would, in the reasonable judgment of such Seller, (A) waive or jeopardize any attorney-client privilege or work product protection, (B) violate any applicable Law or any confidentiality or non-disclosure obligation owed to a third party, or (C) unreasonably interfere with the conduct of the business of Sellers or any of their Affiliates; (ii) no Seller shall be required to prepare, or cause to be prepared, any financial statement or pro forma financial information, or to engage any accounting or reserves engineer firm; and (iii) following the Closing, Sellers’ obligations under this Section 6.7 shall be limited to information then in Sellers’ possession and control. Buyers shall indemnify, defend and hold harmless Sellers, Sellers’ Affiliates, and their respective directors, officers, managers, employees, agents and other representatives from and against any and all liabilities, losses, claims, demands, damages, costs and expenses (including reasonable attorneys’ fees) suffered or incurred by any of them arising out of or relating to (i) the performance by Sellers of their obligations under this Section 6.7, (ii) the use by any Buyer or any of their Affiliates of any information made available pursuant to this Section 6.7, and (iii) any filing made by any Buyer or any of their Affiliates with the Commission containing or derived from information made available pursuant to this Section 6.7. The indemnification obligations of Buyers under this paragraph of Section 6.7 shall survive the Closing indefinitely.

ARTICLE 7
Tax Matters

7.1 Allocation of Property Taxes.

(a) With respect to any Assets purchased by Buyers: each Seller shall be allocated and bear all Property Taxes attributable to such Seller’s Assets with respect to (a) any Pre-Effective Time Tax Period and (b) the portion of any Straddle Period ending on the day before the date on which the Effective Time occurs, and Buyers shall be allocated and bear all Property Taxes attributable to such Assets with respect to (x) any Post-Effective Time Tax Period and (y) the portion of any Straddle Period beginning on the date on which the Effective Time occurs.

(b) For purposes of determining the allocations described in Section 7.1(a), Property Taxes shall be allocated by (i) in the case of Property Taxes imposed on a periodic basis, prorating each such Property Tax based on the number of days in the Straddle Period that occur before the date on which the Effective Time occurs, on the one hand, and the number of days in such Straddle Period that occur on or after the date on which the Effective Time occurs, on the other hand, (ii) in the case of Property Taxes attributable to the severance or production of Hydrocarbons (other than such Property Taxes described in clause (i) above), allocating such Property Taxes to the period (or portion of the Straddle Period) in which the severance or production giving rise to such Property Taxes occurred, and (c) in the case of Property Taxes that are based upon or related to sales or receipts or imposed on a transactional basis (other than Taxes described in clauses (i) or (ii)), allocating to the taxable period in which the transaction giving rise to such Property Taxes occurred. To the extent the actual amount of a Property Tax is not determinable at the time an adjustment to the Purchase Price is to be made with respect to such Property Tax pursuant to Section 3.2, (x) Sellers and Buyers shall utilize the most recent information available in estimating the amount of such Property Tax for purposes of such adjustment and (y) upon the later determination of the actual amount of such Property Tax, timely payments will be made from the applicable Seller to Buyers or from Buyers to the applicable Seller, as applicable, to the extent necessary to cause each applicable Party to economically (taking into account, for the avoidance of doubt, the adjustments described in Section 3.2 and Section 3.6) bear the amount of such Property Tax that is allocable to it under this Section 7.1. With respect to clause (y) of the preceding sentence, each applicable Party shall send to the other applicable Party a statement that apportions each Property Tax in accordance with this Section 7.1 based upon the amount of Property Taxes actually invoiced and paid to the applicable Governmental Authority by such Party and such statement shall be accompanied by proof of such Party’s actual payment of such Taxes. For purposes of applying this Section 7.1 to Property Taxes imposed on a periodic basis, the period for such Property Taxes shall begin on the date on which ownership of the applicable Asset gives rise to liability for the particular Property Tax and shall end on the day before the next such date.

7.2 Payment of Taxes; Filing of Tax Returns. With respect to any Assets purchased by Buyers, (a) Sellers shall be responsible for paying any and all Property Taxes that become due and payable after the date of this Agreement but on or before the Closing Date, shall timely file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the date of this Agreement but on or before the Closing Date with respect to the Property Taxes, and Sellers shall prepare such Tax Returns in a manner consistent with Sellers’ past practice, except as required by applicable Law, (b) Buyers shall be responsible for paying all Taxes with respect to such Assets that become due and payable after the Closing Date applicable thereto and shall file with the appropriate Governmental Authority any and all Tax Returns required to be filed after the Closing Date with respect to such Taxes, (c) Buyers shall submit each such Tax Return that relates to a Pre-Effective Time Tax Period or a Straddle Period to Sellers for their review and comment reasonably in advance of the due date therefor and (d) Buyers shall timely file any such Tax Return, incorporating any reasonable comments received from Sellers prior to the due date therefor. The Parties agree that (1) this Section 7.2 is intended to solely address the timing and manner in which certain Tax Returns relating to Property Taxes are filed and the Property Taxes shown thereon are paid to the applicable Governmental Authority, and (2) nothing in this Section 7.2 shall be interpreted as altering the manner in which Property Taxes are allocated to and economically borne by the Parties (except for any penalties, interest or additions to Tax imposed as a result of any breach by Buyers of their obligations under this Section 7.2, which shall be borne solely by Buyers).

7.3 Tax Refunds. The Parties and their respective Affiliates shall reasonably cooperate with the other Party in connection with obtaining any refund of, credits in respect of, or offset in respect of Taxes. If a Buyer (or its Affiliate) receives or otherwise realizes a refund, credit, or other amount which constitutes an Excluded Asset pursuant to this Agreement, such Buyer (or its Affiliate) shall pay such amount (including any interest thereon) to the applicable Seller within ten (10) Business Days after such receipt. If any Seller (or its Affiliate) receives or otherwise realizes a refund, credit, or other amount which constitutes an Asset that Buyers have purchased pursuant to this Agreement, such Seller (or its Affiliate) shall pay such amount (including any interest thereon) to Buyers within ten (10) Business Days after such receipt.

7.4 Transfer Taxes. To the extent that any sales, purchase, transfer, stamp, documentary stamp, registration, use or similar taxes (“Transfer Taxes”) are payable by reason of the purchase by Buyers of any Assets under this Agreement, such Transfer Taxes shall be borne and timely paid by Buyers. Sellers and Buyers will cooperate with each other in determining the amount of any such Transfer Taxes, if any, that are due in connection with the transactions contemplated by this Agreement and, if required by applicable Law, Buyers will pay any such Transfer Taxes to Sellers and Sellers shall remit such Transfer Taxes to the appropriate Governmental Authority and any such payment shall not be considered a reduction in the Purchase Price.

7.5 Tax Cooperation. The Parties shall cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other Proceeding with respect to Taxes relating to the Assets (including, for the avoidance of doubt, obtaining any refund, credit, or other offset in respect of a Tax). Such cooperation shall include the retention and (upon another Party’s request) the provision of records and information that are relevant to any such Tax Return or audit, litigation or other Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided under this Agreement. Sellers and Buyers agree to retain all books and records with respect to Tax matters pertinent to the Assets relating to any Tax period beginning before the Closing Date until the expiration of the statute of limitations of the respective Tax periods and to abide by all record retention agreements entered into with any Governmental Authority. Notwithstanding anything to the contrary in this Agreement (including Article 11), Sellers shall be entitled to direct and control any controversy, examination, audit, dispute, or other proceeding relating to Taxes (a “Tax Contest”) for which any Seller could be liable, in whole or in part, under this Agreement; provided that (a) Buyers shall have the right to participate in such Tax Contest at its own expense, (b) Sellers shall keep Buyers reasonably informed of all material matters that come to its attention in respect of such Tax Contest and (c) if the settlement, compromise, or other disposition of such Tax Contest reasonably is expected to have an adverse effect on Buyers (or any of its Affiliates) no Seller shall consent to the entry of any judgment or enter into any compromise or settlement with respect to such Tax Contest without the prior written consent of Buyers (which shall not be unreasonably conditioned, withheld or delayed).

7.6 Tax Purchase Price Allocation. The Parties agree that the Adjusted Purchase Price (and any other amounts properly taken into account as consideration for U.S. federal income tax purposes) shall be allocated in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder, in accordance with an allocation schedule consistent with the Allocated Values, which shall be prepared by Sellers and delivered to Buyers within ten (10) Business Days following the final determination of the Adjusted Purchase Price pursuant to Section 3.2 and Section 3.6, and, for the avoidance of doubt, shall include a Seller by Seller and Buyer by Buyer allocation prepared in accordance with the Allocation Statement (the “Purchase Price Allocation Schedule”). If the Parties, acting reasonably and in good faith, agree on the Purchase Price Allocation Schedule or any revisions thereto within thirty (30) days subsequent to the delivery of the draft Purchase Price Allocation Schedule delivered by Sellers to Buyers (as described in the immediately preceding sentence), then, except as otherwise required pursuant to a “determination” (as defined in Section 1313(a) of the Code), the Parties shall use the Purchase Price Allocation Schedule to allocate the Adjusted Purchase Price (and any other amounts properly taken into account as consideration for U.S. federal income tax purposes) among the Assets. If the Parties reach agreement, (i) the Purchase Price Allocation Schedule shall be updated to reflect any subsequent adjustments to the consideration payable for the Assets for U.S. federal income tax purposes, (ii) the Parties agree not to take any position that is inconsistent with the Purchase Price Allocation Schedule, on a Tax Return or otherwise, unless required by applicable Law, and (iii) the Parties shall promptly notify the other in writing upon receipt of notice of any pending or threatened Tax audit or assessment challenging the agreed Purchase Price Allocation Schedule, and neither Buyers nor Sellers shall agree to any proposed adjustment to the allocation contained in the Purchase Price Allocation Schedule by any taxing authority without first giving to the other prior written notice; provided, however, that nothing contained herein shall prevent any Party from settling any proposed deficiency or adjustment by any taxing authority based upon or arising out of the Purchase Price Allocation Schedule, and no Party shall be required to litigate any proposed deficiency or adjustment by any taxing authority challenging such allocation schedule. If Buyers and Sellers cannot mutually agree on a Purchase Price Allocation Schedule, each Party shall be entitled to determine its own purchase price allocation and no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise and/or settle any Tax audit, claim or similar proceedings in connection with such allocation.

ARTICLE 8
Title Matters

8.1 Buyers’ Title Review. Buyers may conduct a review of Sellers’ respective titles to the Mineral Properties and Wells during the Due Diligence Period for purposes of submitting a Title Defect Notice as set forth in this Article 8 until the earlier of (a) the Defect Claim Date and (b) the termination of this Agreement, and the rights and obligations of the Parties with respect to the access for such review shall be as set forth in Section 6.2 during such period.

8.2 Alleged Title Defects; Seller Cure Rights.

(a) As a condition to any right to adjustment to the Purchase Price as a result of any Title Defect under and to the extent provided in this Article 8, Buyers must give Sellers written notice of any matter that any Buyer believes in good faith constitutes a Title Defect under this Agreement (any such matter, an “Alleged Title Defect” and each such notice, an “Title Defect Notice”) no later than 5:00 p.m. prevailing Central Time on September 18, 2026 (the “Defect Claim Date” and, the period from and after the Execution Date until the Defect Claim Date, the “Due Diligence Period”); provided, however, that Buyers shall, at least once each week during the Due Diligence Period, use commercially reasonable efforts to provide Sellers with updates in writing (with email being sufficient) if any Buyer determines in good faith any Title Defect exists during such period (which updates shall be preliminary in nature and may be amended or supplemented at any time before the expiration of the Due Diligence Period); provided, further, that (1) the failure of Buyers to provide such weekly notice shall not be deemed to waive or otherwise prejudice Buyers’ right to assert Title Defects on or before the Defect Claim Date in accordance with this Section 8.2(a) or any of Buyers’ remedies with respect thereto, (2) no such preliminary notice shall be delivered to Sellers if no Title Defects or Title Benefits were discovered by Buyers during the preceding week and (3) Buyers’ failure to provide such weekly notice shall not be considered in determining whether the conditions set forth in Section 9.2(a) have been satisfied. To be valid and effective, any Title Defect Notice must include the following: (i) a reasonably detailed description of the Title Defect (including reasonable supporting documentation in Buyers’ or any of their respective Representative’s possession or control) that is reasonably sufficient for Sellers to verify the existence of each Alleged Title Defect claimed therein; (ii) the Parcel(s), Quarter Section(s), Well(s), or portions thereof, affected by each such Alleged Title Defect (each such Parcel, Quarter Section or Well, a “Title Defect Property”) and the associated affected Mineral Properties; (iii) the Allocated Value of the affected Title Defect Property(ies) and (iv) the Defect Value that Buyers reasonably and in good faith attributes to each Alleged Title Defect with respect to each applicable Title Defect Property, as determined in accordance with Section 8.4, including any related computations. Any Alleged Title Defect shall be deemed to constitute an “Agreed Title Defect” for purposes of this Agreement only if (x) Buyers and Sellers agree in writing that such Alleged Title Defect constitutes a Title Defect under this Agreement or (y) the Defect Referee determines such Alleged Title Defect constitutes a Title Defect under this Agreement in accordance with Section 8.2(c).

(b) Following the Defect Claim Date, Buyers and Sellers shall attempt in good faith to agree on a resolution with respect to Alleged Title Defects and the Defect Values attributable thereto and to the Agreed Title Defects, if any. With respect to any Alleged Title Defect or Agreed Title Defect for which Buyers have delivered a Title Defect Notice in compliance with Section 8.2(a), Sellers shall have the right, but not the obligation, to elect, by delivery of written notice to Buyers on or prior to the Closing Date, (i) to attempt, at its sole cost, to cure on or before the date that is one hundred eighty (180) days after the Closing Date (the “Cure Period Deadline Date”) such Title Defect (a “Cure Notice”) or (ii) to the extent the Defect Value applicable to any affected Title Defect Property, as set forth in the applicable Title Defect Notice, is equal to or exceeds seventy-five percent (75%) of the Allocated Value of such affected Title Defect Property, to exclude the applicable Title Defect Property affected by such Alleged Title Defect or Agreed Title Defect from the purchase and sale transaction contemplated at Closing and reduce the Purchase Price by the Allocated Value of such affected Title Defect Property (an “Exclusion Notice”); provided, however, that, with respect to any Title Defect Property(ies) (x) for which Sellers have delivered (or is deemed to have delivered) to Buyers a Cure Notice hereunder (and Sellers have not delivered to Buyers an Exclusion Notice hereunder) or (y) for which an unresolved Disputed Title Matter exists as of Closing, at Closing (A) Sellers shall nevertheless convey such affected Title Defect Property(ies) and Title Benefit Property(ies) (together with all associated Assets) to Buyers and (B) subject to Section 8.8, there shall be no reduction to the Purchase Price. If Sellers do not deliver to Buyers a Cure Notice or an Exclusion Notice hereunder on or prior to the Closing Date, then Sellers shall be deemed to have elected the remedy set forth in Section 8.2(b)(i).

(c) During the period of time from Closing to the Cure Period Deadline Date, Buyers agree to use commercially reasonable efforts to cooperate with Sellers, including by giving Sellers reasonable access during normal business hours to all Records in Buyers’ or any of their Affiliates’ possession or control, to the extent necessary or convenient to facilitate any Seller’s attempt to cure any such Title Defects; provided that, under no circumstances shall any Buyer, any of its Affiliates or any of its or their respective Representatives be required to prepare, or cause to be prepared, any new records. Notwithstanding the foregoing, Sellers shall have no right to, and

Buyers shall have no obligation to provide to Sellers (i) such access if and to the extent, and only to the extent, such access would unreasonably interfere with the operations and business of any Buyer or any of its Affiliates in the ordinary course of business consistent with past practices or (ii) information, the disclosure of which would, in a Buyer’s good faith opinion, (A) jeopardize any legal privilege against disclosure available to a Buyer or any of its Affiliates relating to such information (except for title opinions or memoranda), or (B) cause a Buyer or any of its Affiliates to breach a confidentiality obligation arising under any Contract or any applicable Law (in which case such Buyer shall use commercially reasonable efforts to seek waivers of such obligations; provided that such Buyer shall not be required to make any payments or incur any liabilities therefor).

(d) Notwithstanding anything to the contrary contained in this Agreement, Sellers’ election to attempt to cure an Alleged Title Defect shall not constitute an obligation to cure such Alleged Title Defect or a waiver of Sellers’ right to dispute the validity, nature of any Alleged Title Defect or the Defect Value of, or the adequacy of curative efforts with respect to, any such Defect. Subject to (x) Sellers’ right to exclude affected Title Defect Property(ies) from the purchase and sale transactions contemplated hereby to occur in connection with the Closing pursuant and subject to Section 8.2(b), (y) the satisfaction and/or waiver of the conditions to Closing set forth in Section 9.1(c) or Section 9.2(c), as applicable, and (z) the Parties’ respective termination rights pursuant to Section 12.1(f), but, notwithstanding any other provision herein to the contrary, in no event shall the existence of any uncured Alleged Title Defects or any Disputed Title Matters, in either case, delay, prevent or otherwise affect the consummation of the Closing.

(e) If Sellers have failed to cure (or partially cure) by the Cure Period Deadline Date, any Alleged Title Defect (or portion thereof) or any Agreed Title Defect (or portion thereof) for which Sellers have provided or are deemed to have provided a Cure Notice, then subject to, and without limitation of, Section 8.2(f), the Parties’ respective rights and obligations under Section 8.6 and Section 8.8, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Defect Escrow Account to Buyers an amount equal to the Defect Values attributable to all such uncured (or uncured portion of such) Alleged Title Defect or Agreed Title Defect. If Sellers successfully cure (or partially cure) by the Cure Period Deadline Date an Alleged Title Defect or Agreed Title Defect (or portion thereof) for which Sellers have provided or are deemed to have provided a Cure Notice, then, subject to, and without limitation of, Section 8.2(f), the Parties’ respective rights and obligations under Section 8.6 and Section 8.8, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Defect Escrow Account to Sellers (in accordance with their respective Pro Rata Shares) an amount equal to the Defect Values attributable to all such cured (or portion of such) Alleged Title Defect or Agreed Title Defect, and the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Defect Escrow Account to Buyers an amount equal to the Defect Values attributable to the uncured portions of such Alleged Title Defect or Agreed Title Defect.

(f) If (i) as of Closing, Sellers and Buyers have been unable to agree on the existence or Defect Value of any Alleged Title Defect or Agreed Title Defect or (ii) as of the Cure Period Deadline Date, Sellers and Buyers have been unable to agree on the validity, Defect Value, cure and/or existence of any Alleged Title Defect or Agreed Title Defect for which Sellers have provided or are deemed to have provided a Cure Notice, as applicable, then, in either such case,

(A) such disputed matters shall thereafter constitute Disputed Title Matters for all purposes of this Agreement and (B) either Party may submit such Disputed Title Matters to the Defect Referee in accordance with Section 8.6 within ten (10) Business Days following the Closing (with respect to Alleged Title Defects or Agreed Title Defects for which Sellers have not provided or are not deemed to have provided a Cure Notice), or the Cure Period Deadline Date (with respect to Alleged Title Defects or Agreed Title Defects for which Sellers have provided or are deemed to have provided a Cure Notice), and such Disputed Title Matters shall be resolved by the Defect Referee in accordance with Section 8.6; provided, however, if any Party fails to submit such Disputed Title Matter to the Defect Referee, then such Party shall be deemed to have waived such Disputed Title Matters and shall have no further rights (and the other Party shall not have any further obligations) with respect to such Disputed Title Matters and the Parties shall deliver joint written instruction to the Escrow Agent to release the Defect Escrow Amount attributable to all Alleged Title Defects and Agreed Title Defects subject to such Disputed Title Matters to Sellers.

(g) Notwithstanding anything herein to the contrary, but subject to Buyers’ right to aggregate Title Defects pursuant to clauses (A) and (B) of Section 8.5(a)(i), (i) Buyers shall not be entitled to any recovery under this Article 8 (including any adjustment to the Purchase Price pursuant to Section 8.5) with respect to, and, subject to and without limiting Buyers’ rights with respect to breaches of the special warranty of Defensible Title set forth in the Instruments of Conveyance, shall be deemed to have waived for all purposes of this Article 8, any individual Alleged Title Defect or individual Agreed Title Defect (or, in the case of aggregated Title Defects pursuant to clauses (A) and (B) of Section 8.5(a)(i), such aggregated Title Defects) for which the Defect Value asserted in a Title Defect Notice (as determined in accordance with Section 8.4 and after giving effect to any wholly or partially curative action) is an amount that is less than the Defect Threshold and (ii) any such Alleged Title Defect or Agreed Title Defect shall be deemed to constitute a Permitted Encumbrance for all purposes of this Agreement and each other Transaction Document and accepted and assumed by Buyers. The Parties acknowledge and agree that the Defect Threshold is not a deductible and the calculation of any reduction to the Purchase Price with respect to the Defect Value of any Alleged Title Defect or Agreed Title Defect shall be from the first dollar with respect thereto once the Defect Threshold has been reached with respect thereto. For purposes of clarity, notwithstanding anything to the contrary in this Agreement, all individual Alleged Title Defects and/or Agreed Title Defects with respect to which Buyers are not entitled to recovery pursuant to the foregoing provisions of this Section 8.2(g) shall not be counted toward the Defect Deductible.

8.3 Alleged Title Benefits.

(a) During the Due Diligence Period, Buyers shall use commercially reasonable efforts to promptly notify Sellers in writing (each such notice, a “Title Benefit Notice”) if any Buyer discovers the existence of any matter that would constitute a Title Benefit and the Benefit Value that Buyers in good faith attributes to such Title Benefit (any such matter, an “Alleged Title Benefit”). Any Title Benefit Notice must include a reasonably detailed description and explanation (including any available supporting documentation in Buyers’ or any of their respective Representative’s possession or control) that is reasonably sufficient for Sellers to verify the existence of each Alleged Title Benefit, the Parcel(s), Quarter Section(s) and/or Well(s) affected thereby (each such Parcel, Quarter Section or Well, a “Title Benefit Property”), the associated affected Mineral Properties, and the Benefit Value that Buyers in good faith attributes to the Alleged Title Benefit with respect to each applicable Title Benefit Property. In addition, at any point during the Due Diligence Period, Sellers may deliver a Title Benefit Notice to Buyers with respect to any Alleged Title Benefit, which shall include the information contained in the preceding sentence.

(b) Any Alleged Title Benefit shall be deemed to constitute an “Agreed Title Benefit” for purposes of this Agreement only if (i) Buyers and Sellers agree thereto in writing that such Alleged Title Benefit constitutes a Title Benefit pursuant to the terms of this Agreement or (ii) the Defect Referee determines such Alleged Title Benefit constitutes a Title Benefit pursuant to the terms of this Agreement in accordance with Section 8.6.

(c) If, as of the Closing Date, Buyers and Sellers have been unable to mutually agree upon the validity, existence or Benefit Value of any Alleged Title Benefit or Agreed Title Benefit and any Disputed Title Matter exists with respect to any Alleged Title Benefit, Agreed Title Benefit and/or the Benefit Value thereof, then (i) such disputed matters shall thereafter constitute Disputed Title Matters for all purposes of this Agreement and (ii) any Party may submit such Disputed Title Matters to the Defect Referee in accordance with Section 8.6 within ten (10) Business Days following the Cure Period Deadline Date (and such Disputed Title Matters shall be resolved by the Defect Referee in accordance with Section 8.6).

8.4 Value of Defects and Benefits. The amount by which the Allocated Value of a Parcel, Quarter Section or Well is decreased by the existence of a Defect (the “Defect Value”) or is increased by the existence of a Benefit (the “Benefit Value”) shall be determined according to the following methodology:

(a) If the Parties agree in writing to the Defect Value applicable to a Defect or the Benefit Value applicable to a Benefit, that agreed value shall be the Defect Value of such Defect or the Benefit Value of such Benefit, as applicable.

(b) If a Defect is a Lien or other encumbrance which is undisputed and liquidated in amount, then the Defect Value of such Defect shall be the amount necessary to remove the Defect from the affected Title Defect Property, subject to Section 8.4(g).

(c) The value of any Defect or Benefit consisting of a negative discrepancy (with respect to a Defect) or a positive discrepancy (with respect to a Benefit), in each case, between (i) Sellers’ actual Revenue Interest for any Well and (ii) the Revenue Interest stated on Exhibit A-4-1 or Exhibit A-4-2, as applicable, for such Well, shall be the product of the Allocated Value of such Well multiplied by a fraction, the numerator of which is the increase (with respect to a Benefit) or decrease (with respect to a Defect) between (x) the Revenue Interest for such Well as stated on Exhibit A-4-1 or Exhibit A-4-2, as applicable, and (y) the actual Revenue Interest held by Sellers for such Well after giving effect to the applicable Defect or Benefit, and the denominator of which is the Revenue Interest stated on Exhibit A-4-1 or Exhibit A-4-2, as applicable, for such Well; provided that, if the Defect does not affect the property throughout its entire productive life, the Defect Value or Benefit Value, as applicable, determined under this Section 8.4(c) shall be reduced to take into account the applicable time period only.

(d) The value of any Defect or Benefit consisting of a negative discrepancy (with respect to a Defect) or a positive discrepancy (with respect to a Benefit), in each case, between, (i) with respect to the TRR II Assets, (A) TRR II Seller’s actual Net Royalty Acres in and to any Parcel and (B) the Net Royalty Acres stated on Schedule 3.1-1 for a Parcel, shall be the product of the Allocated Value for the applicable Parcel, multiplied by a fraction, the numerator of which is the increase (with respect to a Benefit) or decrease (with respect to a Defect) between (x) the Net Royalty Acres for such Parcel as stated on Schedule 3.1-1 and (y) the actual Net Royalty Acres held by TRR II Seller in and to such Parcel after giving effect to the applicable Defect or Benefit, as applicable, and the denominator of which is the Net Royalty Acres for such Parcel as stated on Schedule 3.1-1 or (ii) with respect to the Cypress Assets, (A) Cypress Seller’s actual Net Royalty Acres in and to any Quarter Section and (B) the Net Royalty Acres stated on Schedule 3.1-2 for a Quarter Section, shall be the product of the Allocated Value for the applicable Quarter Section, multiplied by a fraction, the numerator of which is the increase (with respect to a Benefit) or decrease (with respect to a Defect) between (x) the Net Royalty Acres for such Quarter Section as stated on Schedule 3.1-2 and (y) the actual Net Royalty Acres held by Cypress Seller in and to such Quarter Section after giving effect to the applicable Defect or Benefit, as applicable, and the denominator of which is the Net Royalty Acres for such Quarter Section as stated on Schedule 3.1-2; provided that, in each case, if the Defect or Benefit, as applicable, does not affect the property throughout its entire productive life, the Defect Value or Benefit Value, as applicable, determined under this Section 8.4(d) shall be reduced to take into account the applicable time period only.

(e) If a Defect or Benefit constitutes or represents any Title Defect or Title Benefit applicable to an affected Title Defect Property or Title Benefit Property, as applicable, of a type not described in subsections (a), (b), (c) or (d) of this Section 8.4, then the Defect Value of such Defect or Benefit Value of such Benefit, as applicable, shall be determined by taking into account the portion of the Title Defect Property or Title Benefit Property, as applicable, affected by the Defect or Benefit, the Allocated Value of such Title Defect Property or Title Benefit Property, as applicable, the legal and potential economic effect of the Defect or Benefit and such other factors as are necessary to make a proper evaluation.

(f) The Defect Value or Benefit Value of any Defect or Benefit, as applicable, shall be determined without duplication of (i) with respect to a Defect, any costs, Losses or amounts included in the Defect Value of any other Defect hereunder and (ii) with respect to a Benefit, any benefits or amounts included in the Benefit Value of any other Benefit hereunder.

(g) Notwithstanding anything to the contrary contained in this Agreement, the aggregate adjustment to the Purchase Price for all Defect Values attributable to Defects as to any Title Defect Property shall not exceed the Allocated Value of such Title Defect Property, except in the case of Liens that are undisputed and liquidated in amount.

8.5 Purchase Price Adjustments.

(a) Subject to, and without limitation of, Section 8.2(b), with respect to (x) all Title Defects with respect to which Sellers have made (or are deemed to have made) an election to cure post-Closing during the Post-Closing Cure Period and (y) any Agreed Title Defects with an agreed Defect Value that Sellers affirmatively elect not to attempt to cure post-Closing, a Purchase Price adjustment shall be made under Section 3.2 by reducing the Purchase Price by the Defect

Value attributable to such Title Defects (as determined after giving effect to any wholly or partially curative actions) as set forth in Buyers’ Title Defect Notice or as otherwise agreed by the Parties in writing, but only (i) with respect to any individual Title Defect, if the Defect Value attributable to such Title Defect exceeds the Defect Threshold (provided that (A) any individual Title Defect that affects both a Parcel (in the case of a TRR II Asset) or Quarter Section (in the case of a Cypress Asset), on the one hand, and a Well, on the other hand, shall be subject to a single application of the Defect Threshold and (B) any individual Title Defect that affects more than one Title Defect Property shall be aggregated and treated as a single Title Defect subject to a single application of the Defect Threshold), and (ii) with respect to all Title Defects, the Defect Value attributable to all such Title Defects which is in excess of the Defect Threshold, only if and to the extent that the aggregate amount of the Defect Values attributable to such Title Defects exceeds the Defect Deductible (and taking into account any applicable Title Benefits) and then, only to the extent of such excess. With respect to all Title Benefits, the Benefit Value thereof (as finally determined pursuant to this Article 8) shall only offset the reduction in the Purchase Price attributable to Title Defects and shall not result in an increase to the Purchase Price. Notwithstanding the foregoing, subject to, and without limitation of, Section 8.2(b), with respect to all Title Defects with respect to which Sellers elect to provide an Exclusion Notice set forth in Section 8.2(b)(ii), a Purchase Price adjustment shall be made under Section 3.2 by reducing the Purchase Price by the Allocated Value of such affected Title Defect Property(ies), without application of the Defect Threshold or the Defect Deductible.

(b) Subject to and without limitation of Section 8.5(a) and any other applicable provision of this Article 8, if, following the time at which all Purchase Price adjustments have been finally effected in accordance with the terms of Article 3, (i) the Defect Referee determines (or the Parties otherwise agree) that any Alleged Title Defect, Agreed Title Defect, Alleged Title Benefit or Agreed Title Benefit exists and/or that a particular Defect Value or Benefit Value is attributable to a particular Alleged Title Defect, Agreed Title Defect, Alleged Title Benefit or Agreed Title Benefit, as applicable and (ii) based on such determination or agreement, a Purchase Price adjustment would have been effected in connection therewith as and to the extent provided pursuant to Section 8.5(a), then subject to the remaining provisions of this Section 8.5(b), if the Purchase Price would have been reduced as a result thereof, Sellers shall deliver an amount equal to the Defect Values (or portion thereof) with respect to the applicable Title Defect Property(ies) to Buyers. Notwithstanding the foregoing and for purposes of clarity, if Sellers have elected to cure any relevant Defect and the determination of the Defect Referee occurs prior to the Cure Period Deadline Date, then Sellers shall not be obligated to deliver an amount equal to the applicable Defect Values under this Section 8.5(b), and the terms of Section 8.2 shall apply with respect to such Defect and the delivery or retention of the amount of such applicable Defect Values.

8.6 Title Dispute Resolution.

(a) The Parties will use commercially reasonable efforts to attempt to initially resolve all Disputed Title Matters through good faith negotiations; provided, however, that, without limitation of Section 8.2(b), Section 8.2(c) and Section 8.2(d), if the Parties are unable to resolve such Disputed Title Matters as of the Closing, then such Disputed Title Matters shall be finally resolved following Closing in accordance with this Section 8.6. Any such Dispute shall be referred to a title attorney or other consultant experienced in the examination of title to properties located in the state in which the applicable Title Defect Property(ies) and/or Title Benefit

Property(ies), as applicable, are located who is mutually agreed upon by the Parties for prompt resolution (the “Defect Referee”). The Defect Referee must have at least ten (10) years’ experience and must not have worked as an employee, consultant or outside counsel for either Party or any of its respective Affiliates during the five (5) year period preceding the arbitration or have any financial interest in the Dispute. If Sellers and Buyers cannot agree on the identity of the Defect Referee within thirty (30) days after the Cure Period Deadline Date, then the Houston, Texas regional office of the American Arbitration Association shall select such Defect Referee in accordance with the same criteria. Notwithstanding anything to the contrary herein, the Parties acknowledge and agree that the cost of any Defect Referee shall be borne by the non-prevailing Party; however, each of the Parties shall bear its own legal fees and other costs of presenting its case to the Defect Referee.

(b) Not later than ten (10) Business Days following the appointment or selection of the Defect Referee pursuant to Section 8.6(a), each of Buyers and Sellers shall submit to the Defect Referee, with a simultaneous copy to the other Party, its proposed resolution of the applicable Disputed Title Matter(s) (together with all supporting documentation related thereto), together with a copy of this Agreement and the Title Defect Notice. Within twenty (20) Business Days following the end of such ten (10) Business Day period following the appointment or selection of the Defect Referee, the Defect Referee will render a determination choosing either Sellers’ single proposal or Buyers’ single proposal for resolution of the aggregate Disputed Title Matters and such determination shall be (i) conclusive and binding on the Parties and (ii) enforceable against any Party in any court of competent jurisdiction. In making his determination, the Defect Referee shall make a determination of the applicable Disputed Title Matter(s) based solely on the written submissions of Buyers and Sellers made in accordance with this Section 8.6(b) (and without any additional or supplemental submittals by any Party, except to the extent the Defect Referee expressly requests any additional information from either Party), and shall be bound by the applicable terms, conditions and rules set forth in this Agreement with respect to the determination of such Disputed Title Matter(s). With respect to any Alleged Title Defect that the Defect Referee determines constitutes an Agreed Title Defect, the Defect Value determined by the Defect Referee with respect to such Agreed Title Defect shall be the Defect Value for such Agreed Title Defect. With respect to any Alleged Title Benefit that the Defect Referee determines constitutes an Agreed Title Benefit, the Benefit Value determined by the Defect Referee with respect to such Alleged Title Benefit shall be the Benefit Value for such Agreed Title Benefit. The Defect Referee shall act as an expert for the limited purpose of determining the specified disputed matters submitted to it pursuant to this Section 8.6, and, for purposes of clarity, may not award damages, interest or penalties to any Party with respect to any such disputed matter. The Defect Referee shall have no ex parte communications with the Parties concerning the disputed matters submitted to it pursuant to this Section 8.6. In addition, the Defect Referee shall agree in writing to keep strictly confidential the specifics and existence of any matters submitted as well as all proprietary records of the Parties, if any, reviewed by the Defect Referee in the process of resolving such disputes. Subject to the Parties’ respective rights under this Section 8.6, the Closing shall not be delayed on account of any pending arbitration hereunder and, to the extent any adjustments are not agreed upon by the Parties as of the Closing, the provisions of this Section 8.6 shall apply on a post-Closing basis; provided, however, that, if the Defect Referee is resolving one (1) or more Disputed Title Matters that must be resolved in order to determine whether the “walk-right” conditions to closing are satisfied under Section 9.1(c) or Section 9.2(c) (it being understood and agreed that either Party may submit all relevant Disputed Title Matters to the Defect Referee to the extent, and only to the extent, the Defect Referee determination is, or would reasonably be expected to be, required to determine whether any Disputed Title Matters related to Buyers’ assertions in the Title Defect Notice would, when taken together with all other finally determined Defect Values, Benefit Values and the Allocated Value of all Assets with respect to which Buyers have sent an Exclusion Notice hereunder, trigger such “walk-right” conditions to closing), the Outside Date shall be extended until the date that is ten (10) Business Days following the resolution of all relevant Disputed Title Matter(s), and no Party may terminate this Agreement pursuant to Section 12.1(e) or Section 12.1(f) on account of any such closing condition not being satisfied unless based on the Defect Referee’s resolution of such dispute, Sellers’ election to accept Buyers’ position in the Title Defect Notice(s), or the written agreement of the Parties, taken together with the Allocated Value of any Assets with respect to which Sellers have sent an Exclusion Notice hereunder, the applicable condition(s) are not satisfied; provided, further, that such ten (10) Business Day Outside Date extension shall not limit either Party’s right to terminate this Agreement pursuant to Section 12.1(c) or Section 12.1(d) (e.g., for purposes of clarity, such ten (10) Business Day Outside Date extension shall not operate to extend any cure period provided in Section 12.1(c) or Section 12.1(d)).

(c) Within two (2) Business Days following resolution of each Disputed Title Matter in accordance with this Section 8.6, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Defect Escrow Account the Defect Value (or portion thereof) attributable to the applicable Disputed Title Matter to Sellers (in accordance with their respective Pro Rata Shares) or to Buyers, as applicable, in accordance with the resolution of such Disputed Title Matter as determined by the Defect Referee and consistent with Section 8.8.

8.7 Special Warranty.

(a) The Instruments of Conveyance delivered by Sellers at Closing will contain a special warranty of Defensible Title to the Assets unto Buyers against every Person whomsoever lawfully claiming or to claim the same or any part thereof by, through or under Sellers, but not otherwise, subject, however, to the Permitted Encumbrances.

(b) Not later than 5:00 pm (prevailing central time) on the date that is twenty-four (24) months after the Closing Date (the “SW Claim Date”), Buyers may furnish Sellers a written notice meeting the requirements of a Title Defect Notice described in Section 8.2(a) setting forth any matters which Buyers assert as a breach of such special warranty of Defensible Title set forth in the Instruments of Conveyance (each such breach, a “Special Warranty Defect” and each such notice, a “Special Warranty Defect Notice”). Sellers shall have a reasonable opportunity, but not the obligation, to cure prior to the date that is ninety (90) days after the receipt of any Special Warranty Defect Notice any such Special Warranty Defect validly asserted by Buyers pursuant to the special warranty of Defensible Title contained in the Instruments of Conveyance. Buyers agree, subject to the limitations on Buyers’ cooperation set forth in Section 8.2(c) hereof, which shall apply here as well, mutatis mutandis, to reasonably cooperate in good faith with any attempt by Sellers (at Sellers’ sole cost and expense) to cure any such alleged Special Warranty Defect.

(c) Buyers shall not be entitled to any recovery with respect to, and shall be deemed to have waived, all breaches of Sellers’ special warranties of Defensible Title set forth in the Instruments of Conveyance (i) for which any Buyer asserted an Alleged Title Defect in a Title Defect Notice prior to the Defect Claim Date or (ii) for which Sellers have not received a valid Special Warranty Defect Notice on or before the SW Claim Date. For purposes of such special warranty of Defensible Title set forth in the Instruments of Conveyance, the value of the Parcels, Quarter Sections and Wells shall be deemed to be the Allocated Values thereof, as adjusted in accordance with this Agreement, and recovery on a breach of the special warranty of Defensible Title shall not exceed the Allocated Value of the affected Asset, excluding any recovery attributable to such breaches that result from Liens that are undisputed and liquidated in amount. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, recovery for a breach of the special warranty of Defensible Title set forth in the Instruments of Conveyance shall (i) not be limited by the Defect Threshold or Defect Deductible or, except as expressly set forth in this Section 8.7(c), any other limitations set forth in this Agreement and (ii) terminate and be of no further force or effect as of the day after the SW Claim Date.

8.8 Defect Escrow Account.

(a) Establishment of Defect Escrow Account. If, as of the Closing, the Defect Escrow Amount is greater than zero, then, at the Closing, Buyers shall deposit, or cause to be deposited, the Defect Escrow Amount with the Escrow Agent into a separate subaccount (the “Defect Escrow Account”) established pursuant to the Escrow Agreement, in lieu of paying such amount directly to Sellers as part of the Closing Payment. The Defect Escrow Amount shall be held and disbursed by the Escrow Agent in accordance with the terms of the Escrow Agreement and this Agreement. Any interest or other amounts earned on the Defect Escrow Amount shall follow the Defect Escrow Amount and be disbursed to the Party or Parties entitled to receive the Defect Escrow Amount (or applicable portions thereof) pursuant to this Section 8.8. In the event of any conflict between the terms of this Agreement and the terms of the Escrow Agreement with respect to the disbursement of amounts from the Defect Escrow Account, the terms of this Agreement shall control.

(b) Release to Sellers Upon Cure or Favorable Resolution. The Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Defect Escrow Account to Sellers (in accordance with their respective Pro Rata Shares) an amount equal to the Defect Values (together with any interest or other amounts earned thereon) attributable to Alleged Title Defects or Agreed Title Defects (i) with respect to which Sellers have successfully cured (or partially cured) by the Cure Period Deadline Date, to the extent of such cure, in accordance with Section 8.2(e), (ii) with respect to which Sellers have retained amounts in accordance with Section 8.2(f) due to Buyers’ waiver or failure to timely submit Disputed Title Matters to the Defect Referee, or (iii) with respect to which the Defect Referee has determined (or the Parties have otherwise agreed) in favor of Sellers in accordance with Section 8.6, in each case, within five (5) Business Days following the applicable cure, waiver, agreement or final determination, as applicable.

(c) Release to Buyers Upon Failure to Cure or Favorable Resolution. The Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Defect Escrow Account to Buyers an amount equal to the Defect Values (together with any interest or other amounts earned thereon) attributable to Alleged Title Defects or Agreed Title Defects (i) which Sellers have failed to cure (or partially failed to cure) by the

Cure Period Deadline Date, to the extent of such failure, in accordance with Section 8.2(e), (ii) with respect to which Sellers have retained amounts in accordance with Section 8.2(f) and Buyers has timely submitted such Disputed Title Matters to the Defect Referee and such Disputed Title Matters have been resolved in Buyers’ favor, or (iii) with respect to which the Defect Referee has determined (or the Parties have otherwise agreed) in favor of Buyers in accordance with Section 8.6, in each case, within five (5) Business Days following the applicable cure failure, agreement or final determination, as applicable.

(d) Partial Cure or Determination. To the extent any Alleged Title Defect or Agreed Title Defect is partially cured by Sellers or the Defect Referee determines that only a portion of the claimed Defect Value is valid, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to release from the Defect Escrow Account (i) to Sellers (in accordance with their respective Pro Rata Shares), the portion of such Defect Value (together with any applicable interest or other amounts earned thereon) attributable to the cured portion or the portion not confirmed by the Defect Referee and (ii) to Buyers, the portion of such Defect Value (together with any applicable interest or other amounts earned thereon) attributable to the uncured portion or the portion confirmed by the Defect Referee, in each case, within five (5) Business Days following such partial cure or final determination, as applicable.

(e) Cooperation. Each Party agrees to cooperate in good faith with the other Party and to execute and deliver such joint written instructions and other documents as may be reasonably requested by the other Party in order to effectuate the release of amounts from the Defect Escrow Account in accordance with this Section 8.8.

(f) Final Distribution. Promptly following (i) the final resolution of all Disputed Title Matters in accordance with Section 8.6, (ii) the expiration of all applicable cure periods and (iii) the determination or agreement by the Parties of all Defect Values attributable to all Alleged Title Defects and Agreed Title Defects, but in no event later than thirty (30) days following the later of the Cure Period Deadline Date or the final resolution of all Disputed Title Matters, the Parties shall deliver joint written instructions to the Escrow Agent instructing the Escrow Agent to distribute any remaining amounts in the Defect Escrow Account to the Party or Parties entitled thereto in accordance with this Section 8.8. Any amounts remaining in the Defect Escrow Account following such final distribution (if any) shall be distributed to Sellers (in accordance with their respective Pro Rata Shares).

ARTICLE 9
Conditions to Closing

9.1 Conditions of Buyers to Closing. The obligation of Buyers to consummate the transactions contemplated by this Agreement at Closing is subject to the satisfaction (or waiver in writing by Buyers) of the following conditions:

(a) Representations, Warranties, Covenants and Agreements. (i) (A) Each of the Fundamental Representations of Sellers made in this Agreement shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as if made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of the specified date) and (B) all other representations and warranties of Sellers made in this Agreement (disregarding any and all materiality, Material Adverse Effect and other similar qualifications) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of the specified date), except, in each case of subclause (i)(B), to the extent such failure of a representation or warranty to be so true or correct, individually or in the aggregate, has not had and would not be reasonably expected to have a Material Adverse Effect and (ii) Sellers shall have performed, or complied with, in all material respects, all of the covenants and agreements required hereby to be performed or complied with by Sellers on or before Closing.

(b) No Order or Proceedings. No Order issued by a Governmental Authority of competent jurisdiction will be in effect that prohibits or makes illegal the consummation of the transactions contemplated by this Agreement and there shall not be any Proceeding commenced or threatened in writing by a Third Party seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, the transactions contemplated by this Agreement.

(c) Title Defects. The aggregate sum of (i) all Defect Values determined pursuant to Section 8.4 with respect to Defects (A) asserted in any Title Defect Notice submitted on or before the Defect Claim Date (which have not been cured by Sellers prior to Closing), (B) agreed to by the Parties prior to the Closing or, if not so agreed prior to the Closing, as finally determined pursuant to Section 8.6 and (C) that would result in an adjustment to the Purchase Price pursuant to Section 3.2(a)(ii) less (ii) the sum of all Benefit Values determined pursuant to Section 8.4 with respect to Benefits (A) asserted in a Title Benefit Notice submitted during the Due Diligence Period, (B) agreed to by the Parties prior to the Closing or, if not so agreed prior to the Closing, as finally determined pursuant to Section 8.6 and (C) that would result in an offset in an adjustment to the Purchase Price pursuant to Section 3.2(a)(ii), plus (iii) the Allocated Value of all Assets excluded from the transactions contemplated by this Agreement pursuant to the terms hereof, shall be less than an amount equal to fifteen percent (15%) of the unadjusted Purchase Price.

(d) Closing Deliverables. Sellers shall have delivered (or stand ready, willing and able to deliver at the Closing) the closing deliverables required to be delivered by Sellers pursuant to Section 10.2.

9.2 Conditions of Sellers to Closing. The obligation of Sellers to consummate the transactions contemplated by this Agreement at Closing is subject to the satisfaction (or waiver in writing by Sellers) of the following conditions:

(a) Representations, Warranties, Covenants and Agreements. (i) (A) Each of the Fundamental Representations of Buyers made in this Agreement shall be true and correct in all respects (other than de minimis inaccuracies) as of the Closing Date as if made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of the specified date) and (B) all other representations and warranties of Buyers made in this Agreement (disregarding any and all materiality, material adverse effect and other similar qualifications) shall be true and correct in all respects as of the Closing Date as if made at and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct as of that specified date), except, in each case of subclause (i)(B), to the extent such failure of a representation or warranty to be so true and correct, individually or in the aggregate, has not had and would not be reasonably expected to have a material adverse effect on Buyers’ ability to perform its obligations to consummate the transactions contemplated by this Agreement and (ii) Buyers shall have performed, or complied with, in all material respects, all of the covenants and agreements required hereby to be performed or complied with by Buyers on or before Closing.

(b) No Order or Proceedings. No Order issued by a Governmental Authority of competent jurisdiction will be in effect that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement and there shall not be any Proceeding commenced or threatened in writing by a Third Party seeking to restrain, enjoin, or otherwise prohibit or make illegal, or seeking to recover material damages on account of, the transactions contemplated by this Agreement.

(c) Title Defects. The aggregate sum of (i) all Defect Values determined pursuant to Section 8.4 with respect to Defects (A) asserted in any Title Defect Notice submitted on or before the Defect Claim Date (which have not been cured by Sellers prior to Closing), (B) agreed to by the Parties prior to the Closing or, if not so agreed prior to the Closing, as finally determined pursuant to Section 8.6 and (C) that would result in an adjustment to the Purchase Price pursuant to Section 3.2(a)(ii) less (ii) the sum of all Benefit Values determined pursuant to Section 8.4 with respect to Benefits (A) asserted in a Title Benefit Notice submitted during the Due Diligence Period, (B) agreed to by the Parties prior to Closing or, if not so agreed prior to the Closing, as finally determined pursuant to Section 8.6 and (C) that would result in an offset in an adjustment to the Purchase Price pursuant to Section 3.2(a)(ii), plus (iii) the Allocated Value of all Assets excluded from the transactions contemplated by this Agreement pursuant to the terms hereof, shall be less than an amount equal to fifteen percent (15%) of the unadjusted Purchase Price.

(d) Closing Deliverables. Buyers shall have delivered (or stands ready, willing and able to deliver at the Closing) the closing deliverables required to be delivered by Buyers pursuant to Section 10.3.

ARTICLE 10
Closing

10.1 Closing. Subject to the satisfaction and/or waiver of the conditions set forth in Section 9.1 and Section 9.2, (other than those conditions that by their nature are to be satisfied by actions taken at the Closing or can only be satisfied as of the Closing Date, but subject to the satisfaction or waiver of such conditions), the closing of the sale and transfer of the Assets to Buyers as contemplated by this Agreement (the “Closing”) shall take place at the offices of Gibson, Dunn & Crutcher LLP, 811 Main Street, Suite 3000, Houston, Texas, 77002, at 10:00 a.m. (prevailing central time) on September 25, 2026 (the “Scheduled Closing Date”), or such other time and/or place as Sellers and Buyers may agree upon in writing; provided that, if the Closing is not held on the Scheduled Closing Date, it shall occur no later than the third Business Day following the satisfaction or waiver of all conditions set forth in Section 9.1 and Section 9.2, (other than those conditions which by their nature cannot be satisfied prior to the Closing Date, but subject to the satisfaction or waiver of such conditions), subject to the termination rights of the Parties set forth in Article 12. The date on which the Closing occurs is referred to herein as the “Closing Date.”

10.2 Closing Deliverables by Sellers. At or before Closing, each Seller shall deliver (or cause to be delivered) to Buyers the following:

(a) duly executed and acknowledged counterparts to the Instruments of Conveyance for such Seller’s Assets, in sufficient duplicate originals to facilitate recording in all appropriate jurisdictions;

(b) a validly executed IRS Form W-9 in respect of such Seller (or, if such Seller is a disregarded entity for U.S. federal income tax purposes, such Seller’s regarded owner);

(c) duly executed and acknowledged counterparts to all Mortgage Releases for the Conveyed Interest in such Seller’s Assets with respect to all Liens securing indebtedness for borrowed money that arise by, through or under such Seller or any Affiliates of such Seller, in sufficient duplicate originals to facilitate recording in all appropriate jurisdictions;

(d) duly executed letters in lieu for the Conveyed Interest in such Seller’s Mineral Properties and Wells, in the form attached hereto as Exhibit D-1 and Exhibit D-2, as applicable;

(e) a duly executed counterpart to the Closing Statement;

(f) a list of all ORRI Instruments in form and substance reasonably necessary to facilitate the proper recording of the Instruments of Conveyance;

(g) a certificate from such Seller substantially in the form of Exhibit E-1, duly executed by an authorized officer of such Seller, certifying that the conditions set forth in Section 9.1(a) have been fulfilled;

(h) a duly executed counterpart of the Novation Agreements, covering all Assumed Hedges other than Excluded Hedges; and

(i) joint written instructions executed by such Seller, in form and substance reasonably acceptable to such Seller and Buyers, instructing the Escrow Agent to release the Deposit (together with any interest or other amounts earned thereon) to Sellers (to be applied as a credit against the Closing Payment in accordance with the Allocation Statement);

(j) if the Defect Escrow Amount is greater than zero, joint written instructions executed by Buyer and such Seller, in form and substance reasonably acceptable to such Seller and Buyer, instructing the Escrow Agent to establish the Defect Escrow Account and to hold the Defect Escrow Amount in accordance with the Escrow Agreement and this Agreement; and

(k) such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as Buyers may reasonably request.

10.3 Closing Deliverables by Buyers. At Closing, each Buyer shall deliver (or cause to be delivered) to Sellers the following:

(a) duly executed and acknowledged counterparts to the Instruments of Conveyance for the Assets, in sufficient duplicate originals to facilitate recording in all appropriate jurisdictions;

(b) the Closing Payment by wire transfer of immediately available funds to the account(s) designated in writing to Buyers by Sellers in the Closing Statement;

(c) duly executed letters in lieu for the Conveyed Interest in each Seller’s Mineral Properties and Wells, in the form attached hereto as Exhibit D-1 and Exhibit D-2, as applicable;

(d) a duly executed counterpart to the Closing Statement;

(e) a certificate from Buyers substantially in the form of Exhibit E-2, duly executed by an authorized officer of Buyers, certifying on behalf of Buyers that the conditions set forth in Section 9.2(a) have been fulfilled;

(f) joint written instructions executed by Buyers, in form and substance reasonably acceptable to Sellers and Buyers, instructing the Escrow Agent to release the Deposit (together with any interest or other amounts earned thereon) to Sellers (to be applied as a credit against the Closing Payment in accordance with the Allocation Statement);

(g) duly executed counterparts of the Novation Agreements, by Buyers and the other parties thereto (except by any counterparty that is a Seller or Affiliate of any Seller), covering all Assumed Hedges other than Excluded Hedges;

(h) if the Defect Escrow Amount is greater than zero, (i) joint written instructions executed by Buyer and Sellers, in form and substance reasonably acceptable to Sellers and Buyer, instructing the Escrow Agent to establish the Defect Escrow Account and to hold the Defect Escrow Amount in accordance with the Escrow Agreement and this Agreement and (ii) the Defect Escrow Amount by wire transfer of immediately available funds to the Defect Escrow Account; and

(i) such other documents or other agreements provided for herein or that are necessary to effectuate the transactions contemplated hereby as any Seller may reasonably request.

10.4 Records; Recording. On the Closing Date, each Seller shall deliver to Buyers electronic copies of such Seller’s Records (to the extent such Records exist in electronic format). Within thirty (30) days following the Closing, each Seller shall make available to Buyers such Seller’s Records in their current form and format as maintained by such Seller as of the Execution Date, for pickup from Sellers’ offices during normal business hours (at Buyers’ sole cost and expense); provided that (a) no Seller shall be required to conduct processing, conversion, compiling or any other further work with respect to the delivery of the Records pursuant to this Section 10.4 and (b) from and after Closing, Sellers may retain originals and/or copies of any or all of the Records. Promptly after Closing, each Buyer shall, at its sole cost and expense

(including, for purposes of clarity, the payment of any applicable stamp taxes or other similar fees or taxes), file and record all documents and instruments for which filing of record is appropriate (including, for purposes of clarity, the Instruments of Conveyance) that are executed and delivered at Closing in the public records of each applicable Governmental Authority and provide Sellers with file-stamped copies of all such recorded and approved documents within five (5) Business Days following Buyers’ receipt thereof.

ARTICLE 11
Indemnification and Waivers

11.1 Indemnification.

(a) Indemnification by Sellers. From and after the Closing, each Seller shall indemnify, defend and hold harmless Buyers, each of their respective Affiliates, and each of its and their respective members, partners, directors, managers, officers, employees, agents, consultants, advisers and other Representatives (the “Buyer Indemnified Parties”) from and against any and all Losses actually incurred by the Buyer Indemnified Parties as a result of, relating to or arising out of (i) any Breach of any representation or warranty made by such Seller in Article 4, (ii) any Breach of any covenant or agreement made or to be performed by such Seller under this Agreement with respect to or related to the Conveyed Interest in the Assets and (iii) the Retained Liabilities applicable to, arising out of or related to the Conveyed Interest in the Assets.

(b) Indemnification by Buyers. From and after the Closing, each Buyer shall indemnify, defend, and hold harmless Sellers, each of their respective Affiliates, and each of the foregoing Persons’ respective members, partners, directors, managers, officers, employees, agents, consultants, advisers and other Representatives (the “Seller Indemnified Parties”) from and against any and all Losses actually incurred by the Seller Indemnified Parties as a result of, relating to or arising out of (i) any Breach of any representation or warranty made by Buyers in Article 5, (ii) any Breach of any covenant or agreement made or to be performed by Buyers under this Agreement with respect to or related to the Conveyed Interest in the Assets and (iii) the Assumed Obligations applicable to, arising out of or related to the Conveyed Interest in the Assets.

11.2 Limitations on Liability.

(a) Threshold. The Buyer Indemnified Parties shall not be entitled to indemnity under Section 11.1(a), for Losses with respect to any claim for Breach of any representation or warranty of any Seller set forth in this Agreement (other than Losses arising from a Breach of a Fundamental Representation) unless the Losses incurred with respect to such claim exceed the Indemnity Threshold, at which time all such Losses shall be fully indemnified subject to other limitations set forth in this Agreement. For purposes of clarity, Losses disallowed pursuant to this Section 11.2(a) shall not be counted toward the Indemnity Deductible under Section 11.2(b).

(b) Indemnity Deductible. The Buyer Indemnified Parties will not be entitled to indemnity under Section 11.1(a) for Losses with respect to any claim for Breach of any representation or warranty of any Seller set forth in this Agreement (other than Losses arising from a Breach of a Fundamental Representation) until the aggregate amount of all such Losses exceeds the Indemnity Deductible, and thereafter, the Buyer Indemnified Parties shall only be entitled to indemnity for the aggregate amount of such Losses in excess of the Indemnity Deductible, subject to the other limitations set forth in this Agreement.

(c) Seller Liability Cap. Notwithstanding anything to the contrary contained elsewhere in this Agreement, no Seller shall be required to indemnify the Buyer Indemnified Parties under Section 11.1(a), in the aggregate, for an amount of Losses (other than Losses arising from a Breach of a Fundamental Representation, Seller’s representations and warranties set forth in Section 4.6 or any Breach of Sellers’ covenant and agreement set forth in the last sentence of Section 3.7(b)) exceeding an amount equal to ten percent (10%) of such Seller’s Pro Rata Share of the Adjusted Purchase Price; provided, however, that in no event shall any Seller be required to indemnify the Buyer Indemnified Parties under this Agreement, in the aggregate, for an amount of Losses exceeding an amount equal to one hundred percent (100%) of the portion of the Adjusted Purchase Price actually received by such Seller.

(d) Survival. Subject to the terms of this Section 11.2(d), the respective indemnification obligations of each Buyer and each Seller under this Agreement for any Breach of any of their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing as follows: (i) the representations and warranties of each Seller contained in this Agreement, and the indemnification obligations of a Seller under this Agreement for any Breach by the Seller making such representation or warranty, pursuant to Section 11.1(a)(i) or otherwise, shall terminate on the date that is twelve (12) months after the Closing Date; provided, however, that any such indemnification obligations of each Seller pursuant to Section 11.1(a)(i) for any Breach of (A) such Seller’s representations and warranties set forth in Section 4.6 shall survive until thirty (30) days after the expiration of the applicable statute of limitations and (B) such Seller’s Fundamental Representations shall survive until the expiration of the applicable statute of limitations; (ii) the representations and warranties of Buyers contained in this Agreement, and the indemnification obligations of Buyers under this Agreement for any Breach by Buyers thereof pursuant to Section 11.1(b), shall terminate upon the expiration of the applicable statute of limitations; (iii) the indemnification obligations of Buyers pursuant to Section 11.1(b)(iii) shall survive from and after the Closing without time limit; (iv) all respective indemnification obligations with respect to a failure to comply with the covenants and agreements of each Buyer and each Seller set forth in this Agreement (other than those contained in Article 7) pursuant to Section 11.1 or otherwise that, by their nature, constitute a Post-Closing Covenant or Agreement with respect to the Closing, shall survive the Closing until the applicable covenant and/or agreement is fully performed in accordance with its terms hereunder; (v) all of the respective indemnification obligations with respect to a failure to comply with the covenants and agreements of each Buyer and each Seller set forth in Article 7 pursuant to Section 11.1 or otherwise shall survive until thirty (30) days after the expiration of the applicable statute of limitations and (vi) each Seller’s indemnification obligations set forth in Section 11.1(a)(iii) with respect to the Retained Liabilities attributable to such Seller shall survive the Closing until the date that is twelve (12) months following the Closing. Notwithstanding anything to the contrary contained in this Agreement, (x) as a condition precedent to any rights to indemnification or defense under this Article 11, any claim made by any Party must be made in a Notice delivered to the other Party on or prior to the expiration of the applicable survival period, if any, with respect to the applicable representation, warranty, covenant or agreement (y) none of the Parties shall have any liability or obligation under Section 11.1 with respect to any applicable representation, warranty, covenant or agreement (including for Breaches thereof) if such claim is not so made on or prior to the expiration of the applicable survival period and any Seller’s or Buyer’s respective indemnification and defense obligations under Section 11.1, and the rights of the Buyer Indemnified Parties or the Seller Indemnified Parties to indemnification and defense under Section 11.1, as it relates thereto, as applicable, shall be deemed to terminate at such time and (z) the indemnification obligations of any Buyer and any Seller under or with respect to each of their respective representations, warranties, covenants or agreements (including for Breaches thereof) shall be of no further force and effect after the applicable date of expiration set forth herein.

(e) Rescission. Sellers and Buyer acknowledge that, after the Closing, the payment of money, as limited by the terms of this Agreement and without limitation of rights to equitable remedies hereunder, shall be adequate compensation for Breach of any representation, warranty, covenant or agreement contained in this Agreement or for any other claim arising in connection with or with respect to the transactions contemplated in this Agreement. As the payment of money shall be adequate compensation, Buyer and Sellers waive any right to rescind this Agreement or any of the transactions consummated hereunder.

(f) Knowledge. Notwithstanding anything in this Agreement to the contrary, in no event shall the Buyer Indemnified Parties be entitled to assert the Breach or failure of any representation, warranty or covenant of TRR II Seller or, to the extent solely relating to the TRR II Assets, any condition precedent of Buyers in this Agreement or Transaction Document as a basis for a claim for indemnification or defense under this Article 11 to the extent that any Buyer Indemnified Party had Knowledge of such Breach or failure prior to the Closing Date and the Buyer Indemnified Parties shall be deemed to have waived any claim for Breach of a covenant, representation or warranty or for indemnity of TRR II Seller hereunder related thereto.

(g) Mitigation. From and after the Closing, to the extent and in the manner required to do so under applicable Law, each Party shall seek to mitigate and minimize Losses under or in relation to this Agreement upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any Losses that are indemnifiable under this Article 11.

(h) Insurance. The amount of any liabilities for which any member of the Buyer Indemnified Parties are entitled to indemnification under this Agreement or in connection with or with respect to the transactions contemplated by this Agreement shall be reduced by any corresponding insurance proceeds from insurance policies carried by any member of the Buyer Indemnified Parties actually realized (net of any collection costs and excluding the proceeds of any insurance policy issued or underwritten by the Buyer Indemnified Parties).

(i) Joint and Several Liability. Each Buyer shall be jointly and severally liable for each representation, warranty, covenant, agreement, indemnification obligation and Breach of this Agreement given or committed by any other Buyer.

11.3 Procedures. Except as otherwise set forth in Section 7.2 or Section 7.3, claims for indemnification under this Agreement shall be asserted and resolved as follows:

(a) Third Party Claim. If any Party entitled to seek indemnification under this Agreement (an “Indemnified Party”) receives Notice of the assertion or commencement of any claim asserted against an Indemnified Party by a Third Party (“Third Party Claim”), the Indemnified Party shall as soon as reasonably practicable, but in no event more than thirty (30) days after receipt of such Notice, (i) notify the Party obligated to indemnify such Indemnified Party pursuant hereto (the “Indemnifying Party”) of the Third Party Claim and (ii) transmit to the Indemnifying Party a Notice (“Claim Notice”) describing in reasonable detail the nature of the Third Party Claim, a copy of all papers served with respect to such claim (if any), the amount or estimated amount of damages, and the specific basis of the Indemnified Party’s request for indemnification under this Agreement. Failure to timely provide such Claim Notice shall not affect the right of the Indemnified Party’s indemnification hereunder, except to the extent the Indemnifying Party is actually prejudiced by such delay or omission.

(b) Indemnifying Party. In the case of a claim for indemnification based upon a Third Party Claim, the Indemnifying Party shall have thirty (30) days from its receipt of the relevant Claim Notice to notify the Indemnified Party whether it admits or denies its liability to the Indemnified Party with respect to such Third Party Claim. If the Indemnifying Party admits liability with respect to such Third Party Claim, the Indemnifying Party shall have the right to defend the Indemnified Party against such Third Party Claim only if such Indemnifying Party provides Notice to the Indemnified Party of its election to defend the Indemnified Party against such Third Party Claim at its sole cost and expense within thirty (30) days from the Indemnifying Party’s receipt of the relevant Claim Notice. The Indemnified Party is authorized, prior to and during such thirty (30)-day period, at the expense of the Indemnifying Party, to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and that is not prejudicial to the Indemnifying Party. If the Indemnifying Party notifies the Indemnified Party of its desire to defend the Indemnified Party against such Third Party Claims in accordance with the foregoing, then such Indemnifying Party (the “Assuming Indemnifying Party”) shall have the right and the obligation to diligently defend, at its sole cost and expense, such Third Party Claim, with counsel reasonably selected by the Assuming Indemnifying Party, to a final conclusion or settlement at the discretion of the Assuming Indemnifying Party in accordance with this Section 11.3(b). The Assuming Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Assuming Indemnifying Party shall not settle any Third Party Claim or consent to the entry of any judgment with respect thereto without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed); provided, further, that such consent shall not be required if (i) the settlement agreement or judgment contains a complete and unconditional general release by the Third Party asserting the claim to all Indemnified Parties affected by the claim, (ii) the settlement agreement or judgment does not contain or impose any obligation, limitation, liability, sanction or restriction upon the Indemnified Party or its Affiliates or the conduct of any business by the Indemnified Party or its Affiliates, and (iii) the settlement agreement or judgment does not adversely impact the Indemnified Parties or the Assets (including the value thereof). If requested by the Assuming Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Assuming Indemnifying Party, to cooperate with the Assuming Indemnifying Party and its counsel in contesting any Third Party Claim which the Assuming Indemnifying Party elects to contest, including (1) the making of any related reasonable counterclaim against the Person asserting the Third Party Claim or any cross complaint against any Person and (2) making reasonably available business records and employees relevant to the Third Party Claim. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim controlled by the Assuming Indemnifying Party pursuant to this Section 11.3(b), and, except in accordance with the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) Indemnified Party. If the Indemnifying Party does not notify the Indemnified Party that the Indemnifying Party elects to defend the Indemnified Party pursuant to Section 11.3(b) or if the Indemnifying Party so elects to defend the Indemnified Party but fails to diligently prosecute or settle such Third Party Claim within five (5) days after receiving written notice from the Indemnified Party to the effect that the Indemnifying Party has so failed, then the Indemnified Party shall have the right to defend, and be reimbursed for its reasonable costs and expenses (but only if the Indemnified Party is actually entitled to indemnification hereunder) in regard to the Third Party Claim with counsel selected by the Indemnified Party. In such circumstances, the Indemnified Party shall defend the Third Party Claim in good faith and have full control of such defense and proceedings; provided, however, that the Indemnified Party may not enter into any compromise or settlement of such Third Party Claim if indemnification is to be sought hereunder, without the Indemnifying Party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 11.3(c), and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) Direct Claim. Any claim by an Indemnified Party on account of Losses that does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt Notice thereof, but in any event not later than thirty (30) days after the Indemnified Party obtains actual knowledge of such Direct Claim; provided, however, that failure to timely provide such Notice shall not affect the right of the Indemnified Party to indemnification hereunder, except to the extent the Indemnifying Party is actually prejudiced by such delay or omission. Such Notice by the Indemnified Party shall (i) describe the Direct Claim in reasonable detail, (ii) describe the specific basis of the Indemnified Party’s request for indemnification under this Agreement, (iii) include copies of all written background material relevant thereto and (iv) indicate the actual amount of Losses that have been sustained and the estimated amount of Losses that may be sustained by the Indemnified Party. The Indemnifying Party shall have a period of thirty (30) days within which to respond in writing and to either accept or reject such Direct Claim. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim, in which event the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

11.4 Waiver of Consequential Damages. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, NEITHER ANY BUYER, ANY SELLER NOR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE HEREUNDER TO ANY INDEMNIFIED PARTY FOR ANY (A) PUNITIVE OR EXEMPLARY DAMAGES OR (B) LOST PROFITS, DIMINUTION IN VALUE OR CONSEQUENTIAL, SPECIAL OR INDIRECT DAMAGES, IN EACH CASE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND ALL OF WHICH ARE HEREBY WAIVED, EXCEPT IN EACH CASE OF THE FOREGOING CLAUSES (A) AND (B), TO THE EXTENT ANY SUCH LOST PROFITS, DIMINUTION IN VALUE OR DAMAGES ARE

INCLUDED IN ANY ACTION BY A THIRD PARTY AGAINST SUCH INDEMNIFIED PARTY AND SUCH LOST PROFITS, DIMINUTION IN VALUE OR DAMAGES ARE OTHERWISE INDEMNIFIABLE OR RECOVERABLE LOSSES UNDER THIS AGREEMENT.

11.5 Waivers and Disclaimers.

(a) Title and Environmental Matters. Except for the express and specific representations and warranties of Sellers set forth in Article 4 and the special warranty of Defensible Title in the Instruments of Conveyance, as applicable, each Seller expressly disclaims and negates, and each Buyer hereby waives any liability or responsibility of such Seller for, all representations, warranties, or covenants related to title or the environmental or physical condition of the Assets of any kind or nature, either express, implied or statutory.

(b) Defects. Except for the express and specific representations and warranties of Sellers set forth in Article 4 and the special warranty of Defensible Title in the Instruments of Conveyance, as applicable, (i) the Assets are being conveyed and assigned to and accepted by Buyers in their “as is, where is” condition and state of repair, and with all faults and defects, without any representation, warranty or covenant of any kind or nature, express, implied or statutory, including, but not limited to, warranties of marketability, quality, condition, conformity to samples, merchantability and/or fitness for a particular purpose, all of which are expressly disclaimed and negated by Sellers and waived by Buyers and (ii) Buyers hereby waive for all purposes (A) all defects, irregularities, objections and other matters associated with the title to the Assets under this Agreement or any of the other Transaction Documents or otherwise and (B) any defect, irregularity, objection or other matter associated with the title to the Assets of which any Buyer had Knowledge prior to the Execution Date.

(c) Additional Disclaimers. Other than the representations and warranties of Sellers set forth in Article 4 and the special warranty of Defensible Title contained in the Instruments of Conveyance, each Seller expressly disclaims and negates, and each Buyer hereby waives, any liability or responsibility for, (i) all representations and warranties, express or implied, at Law or in equity and (ii) any statement or information orally or in writing made or communicated to Buyers, any of its Affiliates or any of its or their respective Representatives, including but not limited to, (A) any statement or information orally or in writing made or communicated to Buyers, any of its Affiliates or any of its or their respective Representatives by any Seller, any Affiliate thereof or any of their respective Representatives, (B) as to the accuracy, materiality or completeness of any data or records made available to Buyers, its Affiliates or any of its or their respective Representatives with respect to the Assets or (C) concerning the quality or quantity of Hydrocarbon reserves, if any, attributable to the Assets, or the ability of the Assets to produce Hydrocarbons, or the product prices which Buyers or any other Person is or will be entitled to receive from the sale of any such Hydrocarbons.

11.6 Exclusive Remedy and Release. Without limiting a Party’s express rights pursuant to this Agreement and the other Transaction Documents, the indemnification remedies set forth in this Article 11 shall, from and after the Closing, constitute the sole and exclusive remedies of the Parties with respect to any and all claims (whether arising before or after the Closing) relating to the transactions consummated pursuant to this Agreement or any other Transaction Document at or in connection with the Closing (including, for purposes of clarity, Breaches of any representations, warranties, covenants or agreements of the Parties contained in this Agreement or any other Transaction Document), the Conveyed Interest in the Assets or Sellers’ ownership or operation of the Conveyed Interest in the Assets or the condition of the Conveyed Interest in the Assets, including statutory or other claims arising under any Law. Except as specified in Section 11.1(a) and the special warranty of Defensible Title in the Instruments of Conveyance, effective as of the Closing, Buyers, on their own behalf and on behalf of the Buyer Indemnified Parties, hereby releases, remises and forever discharges each Seller and its Affiliates and all of such Persons’ respective equityholders, partners, members, directors, officers, employees, agents, advisors, and other Representatives from any and all suits, legal or administrative Proceedings, claims, demands, damages, costs, liabilities, Losses, interest or causes of action whatsoever, at law or in equity, known or unknown, which Buyers or the Buyer Indemnified Parties might now or subsequently have, based on, relating to or arising out of this Agreement or any other Transaction Document, the transactions contemplated by this Agreement or any other Transaction Document, the ownership, use or operation of any of the Assets prior to the Closing or the condition, quality, status or nature of any of the Assets prior to the Closing, including rights to contribution under the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, and any similar environmental Law, Breaches of statutory or implied warranties, nuisance or other tort actions, rights to punitive damages, common law rights of contribution and rights under insurance maintained by any Seller or any Affiliate thereof, in each case with respect to the Conveyed Interest in the Assets.

11.7 Express Negligence Rule. THE INDEMNIFICATION AND WAIVER PROVISIONS IN THIS AGREEMENT SHALL BE ENFORCEABLE REGARDLESS OF WHETHER ANY PERSON (INCLUDING THE PERSON FROM WHOM INDEMNIFICATION IS SOUGHT) ALLEGES OR PROVES THE SOLE, CONCURRENT, CONTRIBUTORY OR COMPARATIVE NEGLIGENCE OF THE PERSON SEEKING INDEMNIFICATION OR THE SOLE OR CONCURRENT STRICT LIABILITY IMPOSED UPON THE PERSON SEEKING INDEMNIFICATION. BUYERS AND SELLERS ACKNOWLEDGE THAT THIS STATEMENT COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

11.8 No Duplication. Any liability for indemnification hereunder shall be determined without duplication of recovery by reason of the state of facts giving rise to such liability constituting a Breach of more than one representation, warranty, covenant, obligation, or agreement herein. Neither Buyers nor any Seller shall be liable for indemnification with respect to any Losses to the extent the Purchase Price has been adjusted pursuant to Section 3.2 with respect to such Losses.

11.9 Tax Treatment of Post-Closing Payments. The Parties agree that any payments made by Buyers to any Seller, or by any Seller to Buyers, in each case, pursuant to this Article 11 or Article 7 shall be treated for all Tax purposes as an adjustment to the Purchase Price for the Assets unless otherwise required by applicable Law.

ARTICLE 12
Termination

12.1 Termination. At any time prior to the Closing, this Agreement may be terminated:

(a) by the mutual consent of Buyers and Sellers as evidenced in writing signed by Buyers and Sellers;

(b) by either Buyers or Sellers, upon notice to the other Party(ies), if any Governmental Authority having competent jurisdiction has issued a final, non-appealable Order (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such other action shall have become final and non-appealable;

(c) by Buyers (provided that Buyers are not (and no Buyer is) in Breach of this Agreement such that such Breach, together with all other Breaches by Buyers (or any Buyer), has prevented or will prevent the satisfaction of any condition to the obligations of Sellers at the Closing), upon notice to Sellers, if there has been a Breach by Sellers of any representation, warranty, covenant or agreement contained in this Agreement that has prevented or will prevent the satisfaction of any condition to the obligations of Buyers at the Closing and, if such Breach is of a character that it is capable of being cured, such Breach has not been cured by Sellers on the earlier of (i) the date that is thirty (30) days after notice thereof from Buyers and (ii) the Outside Date;

(d) by Sellers (provided that Sellers are not in Breach of this Agreement such that such Breach, together with all other Breaches by Sellers, has prevented or will prevent the satisfaction of any condition to the obligations of Buyers at the Closing), upon notice to Buyers, if there has been a Breach by Buyers (or any Buyer) of any representation, warranty, covenant or agreement contained in this Agreement that has prevented or will prevent the satisfaction of any condition to the obligations of Sellers at the Closing and, if such Breach is of a character that it is capable of being cured, such Breach has not been cured by Buyers on the earlier of (i) the date that is thirty (30) days after notice thereof from Sellers and (ii) the Outside Date;

(e) by Sellers or Buyers (provided that the terminating Party(ies) are not in Breach of this Agreement such that such Breach, together with all other Breaches by such Party(ies), has prevented or will prevent the satisfaction of any condition to the obligations of the other Party(ies) at the Closing), upon notice from the terminating Party(ies) to the other Party(ies) if the transactions contemplated at the Closing have not been consummated by October 14, 2026 (subject to extension as provided in Section 8.6 and Section 12.3, if applicable, the “Outside Date”); or

(f) subject to Section 8.6, by (i) Buyers if the condition set forth in Section 9.1(c) is not satisfied as of the Scheduled Closing Date or (ii) Sellers if the condition set forth in Section 9.2(c) is not satisfied as of the Scheduled Closing Date.

12.2 Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and of no further force or effect (except for the provisions of Section 1.1, Section 6.4, Section 11.4, this Article 12, Article 13, Article 14 and any applicable definitions set forth in Appendix A, all of which shall survive and continue in full force and effect indefinitely); provided, however, that the Confidentiality Agreement shall not be affected by the termination of this Agreement.

(b) In the event that Sellers have the right to terminate this Agreement pursuant to Section 12.1(d) or Section 12.1(e) (if at such time Sellers could have terminated this Agreement under Section 12.1(d) (without regard to any cure rights or cure periods contemplated therein)), then, in either case, Sellers shall have the right to, at their option, as Sellers’ sole and exclusive remedy for any breach by Buyers of this Agreement, either (i) terminate this Agreement and retain the entirety of the Deposit (together with any interest or other amounts earned thereon) for the sole account and use of Sellers as liquidated damages hereunder (and, within three (3) Business Days following such termination, Buyers and Sellers shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the Deposit (together with any interest or other amounts earned thereon) to Sellers, and each of Buyers and Sellers shall take such other actions as may be reasonably requested by the other Party to cause the Escrow Agent to promptly disburse the Deposit (together with any interest or other amounts earned thereon) to Sellers), which remedy shall be the sole and exclusive remedy available to Sellers against Buyers except for any remedies of Sellers with respect to a breach of the surviving provisions of this Agreement pursuant to Section 12.2(a) or the Confidentiality Agreement that, in each case, expressly survive any termination of this Agreement pursuant to Section 12.2(a), all other remedies being expressly waived by Sellers or (ii) in lieu of terminating this Agreement, seek specific performance as provided in Section 12.3; provided that, if Sellers seek specific performance pursuant to this clause (ii) but are unable to recover therefor from a court of competent jurisdiction or otherwise elect to cease pursuing specific performance to compel the Closing, Sellers may thereafter elect to terminate this Agreement, in which case Sellers shall retain the Deposit (together with any interest or other amounts earned thereon) as liquidated damages hereunder pursuant to the foregoing clause (i). Sellers and Buyer acknowledge and agree that if retained by Sellers pursuant to the immediately preceding sentence, (1) the Deposit (together with any interest or other amounts earned thereon) is a fair and reasonable estimate by the Parties of the actual damages of Sellers and (2) such liquidated damages do not constitute a penalty.

(c) In the event that Buyers have the right to terminate this Agreement pursuant to Section 12.1(c) or Section 12.1(e) (if at such time Buyers could have terminated this Agreement under Section 12.1(c) (without regard to any cure rights or cure periods contemplated therein)), then, in either case, Buyers shall have the right to, at its option, as Buyers’ sole and exclusive remedy for any breach by Sellers of this Agreement, either (i) (A) terminate this Agreement, (B) receive the entirety of the Deposit (together with any interest or other amounts earned thereon) for the sole account and use of Buyers (and, within three (3) Business Days following such termination, Buyers and Sellers shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the Deposit (together with any interest or other amounts earned thereon) to Buyers, and each of Buyers and Sellers shall take such other actions as may be reasonably requested by the other Party to cause the Escrow Agent to promptly disburse the Deposit (together with any interest or other amounts earned thereon) to Buyers) and (C) recover Losses from Sellers equal to Buyers’ reasonable and documented out-of-pocket costs and expenses incurred in connection with the transactions contemplated by this Agreement, which Sellers shall pay to Buyers within three (3) Business Days following demand therefor (provided that any such recovery shall not, in the aggregate, exceed an amount equal to the Deposit), which remedy shall be the sole and exclusive remedy available to Buyers against Sellers except for any remedies of Buyers with respect to a breach of the surviving provisions of this Agreement pursuant to Section 12.2(a) or the Confidentiality Agreement that, in each case, expressly survive any termination of this Agreement pursuant to Section 12.2(a), all other remedies being expressly waived by Buyers or (ii) in lieu of terminating this Agreement, seek specific performance as provided in Section 12.3; provided that, if Buyers seek specific performance pursuant to this clause (ii) but is unable to recover therefor from a court of competent jurisdiction or otherwise elects to cease pursuing specific performance to compel the Closing, Buyers may thereafter elect to terminate this Agreement and the terms of clause (i) shall apply thereto.

(d) If this Agreement is terminated pursuant to Section 12.1 and Sellers are not entitled to the Deposit under Section 12.2(b) and Buyers are not entitled to the Deposit under Section 12.2(c), Buyers shall be entitled to receive the Deposit (together with any interest or other amounts earned thereon), free of any claims by Sellers or any other Person with respect thereto (and, within three (3) Business Days following such termination, Buyers and Sellers shall deliver joint written instructions to the Escrow Agent directing the Escrow Agent to disburse the Deposit (together with any interest or other amounts earned thereon) to Buyers, and each of Buyers and Sellers shall take such other actions as may be reasonably requested by the other Party to cause the Escrow Agent to promptly disburse the Deposit (together with any interest or other amounts earned thereon) to Buyers).

(e) If this Agreement is terminated for any reason, then, subject to the other provisions of this Section 12.2, but notwithstanding any other provision of this Agreement to the contrary, from and after such termination, (i) the Parties shall have no liability or obligation hereunder as a result of such termination and (ii) Sellers shall continue to own, and shall be permitted to encumber, dispose of, sell or otherwise transfer, in their sole discretion and for their sole benefit, and Buyers shall have no expectancy or other interest in, and shall have no consent, approval or similar rights with respect to, the ownership, use or maintenance or the encumbrance, disposal, sale or transfer of, all or any portion of the Assets.

12.3 Specific Performance. Each Party acknowledges that either Party would be damaged irreparably if the obligations of the other Party under this Agreement to be performed at or in connection with the Closing are not performed in accordance with their specific terms or are otherwise breached. Accordingly, each Party agrees that, in lieu of termination of this Agreement as contemplated in Section 12.1, the other Party may seek to enforce specifically the obligations of the other Party under this Agreement or in connection with the Closing as provided in Section 12.2(b) or Section 12.2(c), as applicable. Without limitation of the foregoing, from and after Closing, each Party shall have the right to seek to enforce specifically the obligations of the other Party under this Agreement to the extent arising after the Closing. Each Party further agrees that, notwithstanding anything herein to the contrary, (a) no Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 12.3 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument, and (b) in no event will this Section 12.3 be used, alone or together with any other provision of this Agreement, to require either Party to remedy any Breach of any representation or warranty of such Party made in this Agreement. If, prior to the Outside Date, any Party brings any action in accordance with this Section 12.3, the Outside Date will automatically be extended for the period during which such action is pending, plus ten (10) Business Days.

ARTICLE 13
Governing Law; Arbitration; Jury Trial Waiver

13.1 Governing Law. This Agreement shall be governed and construed in accordance with the Laws of the State of Texas, without regard to the Laws that might be applicable under conflicts of Laws principles; provided, however, that determinations regarding the validity, transfer and vesting of title to any interest in or to any Asset, shall apply the law of the applicable jurisdiction(s) where such Asset is located.

13.2 Jurisdiction; Venue; Waiver of Jury Trial. Jurisdiction and venue with respect to all disputes or controversies arising under, in relation to or involving this Agreement, any of the Transaction Documents or any of the transactions contemplated hereby or thereby (each, subject to such exceptions set forth above, a “Dispute”) shall be proper only in the federal courts of the United States located in Harris County, Texas or, if not permissible in federal courts, the state courts located in Harris County, Texas, and each Party irrevocably agrees that all Disputes permitted to be commenced in court shall be heard and determined exclusively in such courts. The Parties hereby irrevocably waive, to the fullest extent permitted by Law, any objection which they may now or hereafter have to the venue of any Dispute brought in such court or any defense of inconvenient forum for the maintenance of such Dispute. A judgment in any such Dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. EACH OF THE PARTIES AND THEIR RESPECTIVE SUCCESSORS AND ASSIGNS HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY OTHER PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

ARTICLE 14
Other Provisions

14.1 Notices. All notices and other communications that are required or that may be given pursuant to this Agreement (including notices to change the below information) (“Notice” or “Notices”) shall be (a) sufficient in all respects if given in writing, in English, and delivered by recognized courier service (including registered or certified mail or by overnight delivery, including by Federal Express) or by email transmission to the Party to be noticed pursuant to the contact information below that corresponds with the applicable form of notice and (b) deemed received when actually delivered (as reflected by the courier’s receipt, evidence of delivery or written confirmation of successful transmission, as applicable):

If to Buyers, to:

WhiteHawk Income Marcellus LLC
2400 Market Street
Offsite Suite 230 Philadelphia, PA 19103
Attention: Jeffrey M. Slotterback
Email: jslotterback@whitehawkenergy.com

With a copy (which shall not constitute Notice) to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Attention: Chris Heasley; John Stavinoha
E-mail: chris.heasley@lw.com; john.stavinoha@lw.com

If to any Seller, to:

Three Rivers Royalty II, LLC
5990 Greenwood Plaza Blvd., Ste. 120
Greenwood Village, CO 80111
Attention: Nick Reiland
Email: nick@sanjacintominerals.com

With a copy (which shall not constitute Notice) to:

Gibson, Dunn & Crutcher LLP
811 Main Street, Suite 3000
Houston, Texas 77002
Attention: Michael De Voe Piazza; Adam Whitehouse
Email: mpiazza@gibsondunn.com; awhitehouse@gibsondunn.com

or to such other address or addresses as the Parties may from time to time designate in writing.

14.2 Assignment. No Party shall assign this Agreement or any part hereof, nor shall any Party delegate any of its rights or duties hereunder, without the prior written consent of the other Party and any assignment or delegation made without such consent shall be void; provided that Buyers may, without consent of Sellers but with prior written notice to Sellers and subject to the immediately succeeding sentence, assign to one or more of its wholly-owned Affiliates its rights hereunder to receive full or partial assignment and transfer of such Seller’s Assets (provided that, such assignment shall be permitted only if it would not result in adverse tax consequences to a Seller (or any Affiliate of a Seller) that would not have occurred had such assignment not been made), but Buyers shall remain liable for its obligations hereunder. Any assignment of this Agreement permitted by this Section 14.2 shall be made subject to the obligations contained in this Agreement and such assignment shall not relieve the assigning Party of any obligations or responsibilities hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns.

14.3 Rights of Third Parties. Notwithstanding anything contained in this Agreement to the contrary, nothing expressed or implied in this Agreement or in any other Transaction Document is intended or shall be construed to confer upon or give any Person, other than the Parties (and their respective successors and permitted assigns), or the Parties’ respective related Indemnified Parties hereunder, any right or remedies under or by reason of this Agreement or the Transaction Documents; provided that, for purposes of clarity, only a Party (and its permitted successors and assigns) will have the right to enforce the provisions of this Agreement and each other Transaction Document on its own behalf or on behalf of its respective Indemnified Parties (including, for purposes of clarity, with respect to any indemnity claims that may be pursued pursuant to Article 11 hereof), but shall not be obligated to do so.

14.4 Counterparts. This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any .pdf or other electronic transmission hereof or signature hereon shall, for all purposes, be deemed originals.

14.5 Entire Agreement; Appendices, Exhibits and Schedules; Preparation of Agreement. This Agreement (together with the Appendices, Exhibits and Schedules to this Agreement), the other Transaction Documents constitute the entire agreement between the Parties and supersede any other agreements, whether written or oral, that may have been entered into by the Parties or any of their respective Affiliates relating to the transactions contemplated hereby. All of the Appendices, Exhibits and Schedules referred to in this Agreement are hereby incorporated into this Agreement by reference and constitute a part of this Agreement. Each Party has received a complete set of Appendices, Exhibits and Schedules prior to and as of the execution of this Agreement. Each of the Parties and their respective counsels participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.

14.6 Disclosure Schedules. Unless the context otherwise requires, all capitalized terms used in the Disclosure Schedules shall have the respective meanings ascribed thereto in this Agreement. No reference to or disclosure of any item or other matter in the Disclosure Schedules shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in the Disclosure Schedules. No disclosure in the Disclosure Schedules relating to any possible breach or violation of any agreement or Law shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. The statements and disclosures in the Disclosure Schedules qualify and relate to the corresponding provisions in the Sections or subsections of this Agreement to which they expressly refer and to each other provision of this Agreement to which the applicability of such statements and disclosures is reasonably apparent on its face. The inclusion of any information in the Disclosure Schedules shall not be deemed to be an admission or acknowledgment by any Seller, in and of itself, that such information is material to or outside the ordinary course of the business of any Seller or required to be disclosed on the Disclosure Schedules.

14.7 Amendments. This Agreement may be amended or modified in whole or in part, and terms and conditions may be waived, only by a duly authorized agreement in writing which makes reference to this Agreement executed by each Party; provided that, Schedule 1(a) may be amended by Sellers in the manner described in the definition of “Pro Rata Share;” provided, further, that any such amendment shall only apply to any payments made by Buyers to Sellers after the date of such amendment.

14.8 Publicity. At or after the Closing, the content of any press release or public announcement announcing the consummation of the transactions contemplated by this Agreement by any Party is subject to the prior written consent of the non-releasing Party(ies) (which consent may be withheld in such non-releasing Party(ies)’ sole discretion); provided that such consent of the non-releasing Party(ies) is not required for any press release or public announcement that does not include the Purchase Price and/or the name of the non-releasing Party(ies); provided, further, that the foregoing does not restrict disclosures by any Party that are required by applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the disclosing Party(ies) or any of its or their respective Affiliates.

14.9 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. In addition, any such invalid or unenforceable provision shall be replaced by a provision that comes closest to the business objective intended by such invalid or unenforceable provision without being invalid or unenforceable itself.

14.10 Waivers. Any failure by any Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by the Party to whom compliance is owed and expressly identified as a waiver, but not in any other manner. No waiver of, or consent to a change in or modification of, any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in or modification of, any other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

14.11 Rules of Construction. All article, section, appendix, exhibit and schedule references used in this Agreement are to articles and sections of, and Appendices, Exhibits and Schedules to, this Agreement, unless otherwise specified. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). Terms defined in the singular have the corresponding meanings in the plural, and vice versa. The words “include,” “includes” or “including” do not limit the preceding terms and shall be deemed to be followed by the words “without limitation.” The words “hereof,” “hereto,” “hereby,” “herein,” “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular section or article in which such words appear. The term “or” is not exclusive. The terms “day” and “days” mean and refer to calendar day(s). The terms “year” and “years” mean and refer to calendar year(s). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action shall be deferred until the next Business Day. The phrases “made available”, “delivered” or “provided” mean that Buyers, one of their Affiliates or one of its or their respective Representatives has had the opportunity prior to the applicable or relevant date to review such documents or materials at the offices of Sellers or any of their respective Affiliates or electronically by virtue of the data room or any other electronic means provided by or on behalf of Seller(s) or one of its Affiliates or Representatives.

14.12 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement or any Transaction Document, Buyers, by their acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Person other than Sellers (and their respective successors and assigns, collectively, the “Recourse Parties”) shall have any obligation hereunder and that Buyers have no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Document or in respect of any oral representations made or alleged to be made in connection herewith or therewith, against (a) any former, current or future director, officer, agent, Affiliate, manager, incorporator, controlling Person, fiduciary, representative or employee of any Seller (or any of the foregoing Persons’ successors or permitted assignees), (b) any former, current, or future general or limited partner, owner, manager, stockholder or member of any Seller (or any of the foregoing Persons’ successors or permitted assignees) or any Affiliate thereof or (c) any former, current or future director, owner, officer, agent, employee, Affiliate, manager, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including Sellers (each, but excluding for the avoidance of doubt, the Recourse Parties, a “Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, contract or otherwise) by or on behalf of Buyers against the Party Affiliates, by the enforcement of any assessment or by any legal or equitable Proceeding, or by virtue of any Law, or otherwise; it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Party Affiliate, as such, for any obligations of any Seller under this Agreement or the transactions contemplated hereby, under any Transaction Document or the transactions contemplated thereby, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation.

14.13 Confidentiality. Buyers acknowledge that confidential information of each Seller and their respective Affiliates may have been disclosed to, made available to, or otherwise obtained by Buyers, whether prior to or after the date of this Agreement and, from the Closing Date and continuing until the date that is two (2) years after the Closing Date, Buyers shall, and shall cause its Affiliates to, hold all information and data received by Buyers or their Affiliates from any Seller or any Affiliate thereof with respect to (a) any portion of the Assets that are not conveyed to Buyers pursuant to the provisions of this Agreement and (b) the Excluded Assets, in each case, strictly confidential. Subject to Section 14.8, the Parties shall keep, to the extent permitted by Law, strictly confidential this Agreement and the terms hereof and not disclose the same to any Person other than to their respective Representatives.

14.14 Specific Performance. From and after Closing, Sellers shall have the right to seek to enforce specifically the obligations of Buyers, and Buyers shall have the right to seek to enforce specifically the obligations of Sellers, in each case, under this Agreement to the extent arising after the Closing. Each Party further agrees that, notwithstanding anything herein to the contrary, (a) no Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 14.14 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument, and (b) in no event will this Section 14.14 be used, alone or together with any other provision of this Agreement, to require any Party to remedy any Breach of any representation or warranty of such Party in this Agreement.

14.15 Buyer Representative. All decisions, actions, consents and instructions by any Buyer shall constitute a decision, action, consent and instruction of all of the Buyers and shall be final, conclusive and binding upon all Buyers, and no other Buyer shall have the right to object to, dissent from, protest or otherwise contest the same. Sellers shall be entitled to rely on any decision, action, consent or instruction of any Buyer as being the decision, action, consent or instruction of Buyers. Sellers are hereby relieved from any liability or obligation to any Person for acts done by any Seller in accordance with any such decision, act, consent or instruction. All obligations of Sellers to Buyers, collectively, shall be deemed fulfilled in the event such obligations are fulfilled to Buyers in the aggregate. For the avoidance of doubt and without limiting the foregoing, in no event shall Sellers have any responsibility to provide separate notices, separate payments or separate deliveries to each Buyer, and any notice, payment or delivery to either Buyer, that, in the aggregate, satisfies Sellers’ obligations to Buyers, collectively, shall be deemed to satisfy Sellers obligations hereunder.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by each of the Parties as of the Execution Date.

BUYERS:

WhiteHawk Income MARCELLUS LLC

By: /s/ Jeffrey M. Slotterback
Name: Jeffrey M. Slotterback
Title: Chief Financial Officer

WhiteHawk Income HAYNESVILLE LLC

By: /s/ Jeffrey M. Slotterback
Name: Jeffrey M. Slotterback
Title: Chief Financial Officer

[Signature Page to Purchase and Sale Agreement]

SELLERS:

Three Rivers Royalty II, LLC

By: /s/ Nick Reiland
Name: Nick Reiland
Title: Managing Member

CYPRESS MINERAL PARTNERS, LLC

By: /s/ Nick Reiland
Name: Nick Reiland
Title: Managing Member

[Signature Page to Purchase and Sale Agreement]

Appendix A

Definitions

“Accountant” has the meaning set forth in Section 6.7.

“Accounting Referee” has the meaning set forth in Section 3.6(b).

“Adjusted Purchase Price” has the meaning set forth in Section 3.2.

“Adjustment Allocation Statement” has the meaning set forth in Section 3.6(c).

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, through one (1) or more intermediaries, controls or is controlled by, or is under common control with, another Person. The term “control” and its derivatives with respect to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract, or otherwise. Notwithstanding anything to the contrary contained herein, (a) other than for purposes of Section 11.1(b) and Section 14.12, (i) Lime Rock Management LP, (ii) any of Lime Rock Management LP’s Affiliates and (iii) any fund, investment account or other investment vehicle managed, advised or sponsored by Lime Rock Management LP or any of its Affiliates (other than each Seller and any Person directly or indirectly controlled by San Jacinto Minerals II, LLC), in each case, shall not be deemed to be an Affiliate of any Seller for any purposes of this Agreement, and (b) for the avoidance of doubt, BCA-WHE, LLC and its members, employees and beneficial owners shall not be deemed to be an Affiliate of any Buyer for any purposes of this Agreement; provided that, in the event Daniel Herz (or any Person that is controlled by or under common control with Daniel Herz) directly or indirectly acquires, owns or holds any direct or beneficial interest in or to, or the ability to otherwise control, BCA-WHE, LLC, then BCA-WHE, LLC and its members, employees and beneficial owners shall be deemed an Affiliate of each Buyer for all purposes of this Agreement.

“Agreed Title Benefit” has the meaning set forth in Section 8.3(b).

“Agreed Title Defect” has the meaning set forth in Section 8.2(a).

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Alleged Title Benefit” has the meaning set forth in Section 8.3(a).

“Alleged Title Defect” has the meaning set forth in Section 8.2(a).

“Allocated Values” has the meaning set forth in Section 3.1(b).

“Allocation Statement” has the meaning set forth in Section 3.5.

“Assets” has the meaning set forth in Section 2.1.

“Assignment” means (i) the Assignment and Bill of Sale from TRR II Seller to WhiteHawk Marcellus, substantially in the form attached hereto as Exhibit C-1, with respect to the TRR II ORRIs and the other TRR II Assets (excluding any TRR II Assets covered by a Deed), and (ii) the Assignment and Bill of Sale from Cypress Seller to WhiteHawk Haynesville, substantially in the form attached hereto as Exhibit C-1, with respect to the Cypress ORRIs and the other Cypress Assets (excluding any Cypress Assets covered by a Deed).

“Assumed Hedges” means those Hedge Contracts described on Schedule AH.

“Assumed Obligations” means all obligations and liabilities of any Seller, known or unknown, to the extent arising from, based upon, associated with or attributable or related to the Assets (or applicable portion thereof or interest therein) conveyed to Buyers pursuant to the terms hereof, regardless of whether such obligations and liabilities arose, or are otherwise attributable to periods occurring, prior to, on or after the Effective Time; provided, however, that the Assumed Obligations shall expressly exclude the Retained Liabilities.

“Assuming Indemnifying Party” has the meaning set forth in Section 11.3(b).

“Benefit Value” has the meaning set forth in Section 8.4.

“Breach” means, with respect to any representation, warranty, covenant, obligation or other provision of this Agreement, any event that shall be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision.

“Business Day” means any day that is not a Saturday, Sunday or legal holiday in the State of New York and that is not otherwise a federal holiday in the United States.

“Buyer Entitlements” has the meaning set forth in Section 3.7(a).

“Buyer Indemnified Parties” has the meaning set forth in Section 11.1(a).

“Buyers” has the meaning set forth in the preamble to this Agreement.

“Claim Notice” has the meaning set forth in Section 11.3(a).

“Closing” has the meaning set forth in Section 10.1.

“Closing Date” has the meaning set forth in Section 10.1.

“Closing Payment” means the Adjusted Purchase Price set forth in the Closing Statement in accordance with Section 3.5 for the Closing.

“Closing Statement” has the meaning set forth in Section 3.5.

“Code” means the Internal Revenue Code of 1986, as amended.

“Consent” means any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authorities or any other Person which are required to be obtained, made or complied with for or in connection with the sale, assignment or transfer of any Assets in connection with the transactions contemplated hereunder.

“Contract” means any currently existing written contract, agreement or other legally binding arrangement, but excluding any instrument pursuant to which such applicable Seller derives its ownership interest in any of the Fee Minerals, ORRIs and NPRIs.

“Conveyed Interest” has the meaning set forth in Section 2.1.

“Cure Notice” has the meaning set forth in Section 8.2(b).

“Cure Period Deadline Date” has the meaning set forth in Section 8.2(b).

“Customary Consent” means any Consent to the assignment or conveyance of all or any part of any of the Assets in connection with the transactions contemplated by this Agreement that (a) is not required to be obtained from, or waived by, the applicable Person (including, for purposes of clarity, any Governmental Authority) that is the holder thereof prior to the Closing (or that is customarily obtained thereafter) or (b) cannot be unreasonably withheld, conditioned and/or delayed; provided, however, that Customary Consent shall not include any Required Consent.

“Cypress Assets” and “Cypress Asset” have the respective meanings set forth in Section 2.1.

“Cypress Seller” has the meaning set forth in the preamble to this Agreement.

“Deed” means (i) the Mineral and Royalty Deed from TRR II Seller to WhiteHawk Marcellus, substantially in the form attached hereto as Exhibit C-2, with respect to the TRR II Fee Minerals and the TRR II NPRIs, and (ii) the Mineral and Royalty Deed from Cypress Seller to WhiteHawk Haynesville, substantially in the form attached hereto as Exhibit C-2, with respect to the Cypress Fee Minerals and the Cypress NPRIs.

“Defect Claim Date” has the meaning set forth in Section 8.2(a).

“Defect Deductible” means an amount equal to two percent (2.0%) of the unadjusted Purchase Price.

“Defect Referee” has the meaning set forth in Section 8.6(a).

“Defect Escrow Amount” means, as of the Closing, an amount equal to the sum of the aggregate Defect Values (as set forth in the applicable Title Defect Notices or as otherwise agreed by the Parties in writing) attributable to all Alleged Title Defects and Agreed Title Defects (i) for which Sellers have provided (or are deemed to have provided) a Cure Notice or for which a Disputed Title Matter exists as of Closing, (ii) that exceed the Defect Threshold and (iii) that, in the aggregate, exceed the Defect Deductible (taking into account any applicable Title Benefits), in each case, to the extent such Alleged Title Defects and Agreed Title Defects have not been cured or excluded pursuant to an Exclusion Notice prior to Closing.

“Defect Escrow Account” has the meaning set forth in Section 8.8(a).

“Defect Threshold” means an amount equal to Seventy-Five Thousand Dollars ($75,000).

“Defect Value” has the meaning set forth in Section 8.4.

“Defensible Title” means such title of Sellers to the (i) Conveyed Interest in the Mineral Properties and (ii) Conveyed Interest in the Wells, in each case that, as of the Effective Time and as of the Closing Date, is deducible of record and/or provable title evidenced by documentation, which, although not constituting perfect, merchantable or marketable title, would reasonably be expected to successfully defended if challenged, subject to Permitted Encumbrances:

(a) for each Parcel, entitles TRR II Seller (and after the Closing, will entitle such applicable Buyer) to not less than the number of Net Royalty Acres in and to such Parcel as set forth in Schedule 3.1-1 for such Parcel without reduction or termination over the period of ownership thereof (unless a shorter term is otherwise specified on Schedule 3.1-1);

(b) for each Quarter Section, entitles Cypress Seller (and after the Closing, will entitle such applicable Buyer) to not less than the number of Net Royalty Acres in and to such Quarter Section as set forth in Schedule 3.1-2 for such Quarter Section without reduction or termination over the period of ownership thereof (unless a shorter term is otherwise specified on Schedule 3.1-2);

(c) for each Well, entitles Sellers (and after the Closing, will entitle such applicable Buyer) to receive not less than the Revenue Interest as set forth in Exhibit A-4-1 or Exhibit A-4-2, as applicable over the productive life of such Well, except as a result of decreases due to the establishment or amendment of pools or units after the Execution Date; and

(d) is free and clear of all Liens.

“Deferred Hedge” has the meaning set forth in Section 6.6.

“Deposit” has the meaning set forth in Section 3.3.

“Direct Claim” has the meaning set forth in Section 11.3(d).

“Disclosure Schedules” means the schedules attached hereto.

“Dispute” has the meaning set forth in Section 13.2.

“Dollars” and “$” mean the lawful currency of the United States.

“Due Diligence Period” has the meaning set forth in Section 8.2(a).

“Effective Time” means 12:01 a.m. (prevailing eastern time) on June 1, 2026.

“Escrow Agent” means UMB Bank N.A., or any successor escrow agent appointed in accordance with the Escrow Agreement.

“Escrow Agreement” means the Escrow Agreement dated as of the Execution Date, by and among Sellers, Buyers and the Escrow Agent, in form and substance reasonably acceptable to Sellers and Buyers.

“Excluded Assets” has the meaning set forth in Section 2.2.

“Excluded ORRIs” has the meaning set forth in Section 2.1(b).

“Exclusion Notice” has the meaning set forth in Section 8.2(b).

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“Fee Mineral Lease” has the meaning set forth in Section 2.1(a).

“Fee Minerals” has the meaning set forth in Section 2.1(a).

“Fee Properties” has the meaning set forth in Section 2.1(a).

“Final Closing Statement” means, as applicable, (a) the Revised Closing Statement described in Section 3.6(a), as prepared by Sellers and as may be subsequently adjusted to reflect any subsequent written agreement among the Parties with respect thereto or (b) if any disputed matters are submitted to the Accounting Referee in accordance with Section 3.6(b) and are not subsequently withdrawn or otherwise resolved by the Parties, the updated Revised Closing Statement as is finally determined and issued by the Accounting Referee.

“Final Purchase Price” means the remainder of the Adjusted Purchase Price set forth in the Final Closing Statement.

“Final Settlement Date” has the meaning set forth in Section 3.6(a).

“Fundamental Representations” means the representations and warranties of each Seller set forth in Section 4.1, Section 4.2, Section 4.3(a) and Section 4.9.

“GAAP” means generally accepted accounting principles of the United States, consistently applied.

“Governmental Authority” means any federal, state, municipal, local, tribal or other similar governmental authority, regulatory or administrative agency, commission, court or arbitral body or any subdivision of any of the foregoing, including any tribal authority having or asserting jurisdiction.

“Hedge Contracts” means any forward, futures, swap, collar, put, call, floor, cap, option or other similar contract (excluding, for the avoidance of doubt, any physically settled contract, including index, fixed price or physical basis transactions) to which the Sellers, or any of their respective Affiliates is a party that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of commodities, including any Hydrocarbons or other commodities, currencies, interest rates and indices, and any financial transmission rights and auction revenue rights.

“Hydrocarbons” means all of the oil, liquid hydrocarbons, gas, and any and all other liquid or gaseous hydrocarbons, as well as their respective constituent products.

“Income Tax” or “Income Taxes” means any U.S. federal, state or local or foreign income Tax or Tax based on profits, net profits, margin, revenues, gross receipts or similar measure.

“Indemnified Party” has the meaning set forth in Section 11.3(a).

“Indemnifying Party” has the meaning set forth in Section 11.3(a).

“Indemnity Deductible” means an amount equal to two percent (2.0%) of the unadjusted Purchase Price.

“Indemnity Threshold” means Seventy-Five Thousand Dollars ($75,000).

“Instruments of Conveyance” means, collectively, the Assignment and the Deed.

“Knowledge” means (a) with respect to each Seller, the actual, conscious knowledge of any individual identified on Schedule 1(b) without requirement of investigation or inquiry and (b) with respect to Buyers, the actual, conscious knowledge of any individual identified on Schedule 1(c) without requirement of investigation or inquiry.

“Law” means any applicable statute, law, rule, regulation, ordinance, Order, judgment, injunction, award, decree or other official act of a Governmental Authority.

“Liens” means liens, pledges, mortgages, deeds of trust or security interests or any other preferential arrangement having the practical effect of any of the foregoing (including any agreement to give any of the foregoing).

“Losses” means any loss, damage, notice of violation, investigation by any Governmental Authority, payment, deficiency, injury, harm, detriment, decline or diminution in value, Taxes, liability, exposure, claim, demand, Proceeding, settlement, judgment, award, fine, penalty, fee, charge, cost or expense (including costs of attempting to avoid or in opposing the imposition thereof, interest, penalties, costs of preparation and investigation, and the fees, disbursements and expenses of attorneys, accountants and other professional advisors).

“Material Adverse Effect” means, any circumstance, change, effect, condition, development, event or occurrence that has resulted in a material adverse effect on (x) the ownership, operation, financial condition or value of the Assets, taken as a whole, or (y) the ability of Sellers to consummate the transactions contemplated by this Agreement; provided, however, that none of the following circumstances, changes, effects, conditions, developments, events or occurrences shall be deemed to constitute a Material Adverse Effect, or shall be taken into account in determining whether a Material Adverse Effect has occurred: (a) any changes in commodity prices or in general conditions in the oil and gas industry, financial or securities markets, the economy or political conditions; (b) changes, events, effects or developments generally applicable to the oil and gas industry; (c) seasonal reductions in revenues and/or earnings of a Seller in the ordinary course of its business; (d) changes in Law, GAAP, or the interpretation thereof from and after the Execution Date; (e) any failure to meet internal or third party projections or forecasts or revenue or earnings or reserve predictions, including as a result of the failure of any Third Party operator or working interest owner to develop all or a portion of any Underlying Property or any other action taken or failed to be taken by a Third Party operator or owner or working interests with respect to an Underlying Property; (f) acts or failures to act of any Governmental Authorities (where not caused by a non-compliance with Law by a Seller); (g) entering into this Agreement, the announcement or pendency of this Agreement, actions contemplated by this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby; (h) natural declines in well performance or any reclassification of reserves in the ordinary course of business; (i) acts of God, including hurricanes, tornadoes, storms, diseases and viruses, including COVID-19 and other epidemics or pandemics, in each case, including the outbreak and continuation thereof; (j) civil unrest, any outbreak of hostilities, terrorist activities or war or any similar disorder; and (k) matters that are cured or no longer exist as of the Closing.

“Material Contracts” has the meaning set forth in Section 4.7.

“Mineral and Royalty Interest” means any (a) mineral interest, mineral fee interest, mineral classified lease, other mineral rights (of any kind and however derived), lessor royalty interests and other mineral assets based upon, derived from or measured by a fee mineral estate and (b) fee royalty interest, non-participating royalty interest, overriding royalty interest, term royalty interest, net profits interest, reversionary interest, production payment and other similar royalty interests (of any kind and however derived).

“Mineral Property” or “Mineral Properties” has the meaning set forth in Section 2.1(c).

“Monthly Statements” has the meaning set forth in Section 3.7(b).

“Mortgage Releases” means the partial release and/or termination (including all applicable UCC-3 termination statements) of the mortgages, deeds of trust, assignments of proceeds of production, security agreements, collateral assignments and/or financing statements, and other similar encumbrances put in place by any Seller or any of its Affiliates, in each case, burdening such Seller’s interest in the Conveyed Interest in the Assets, including those described on Schedule MR.

“Net Mineral Acres” means, for each Mineral Property:

(a) with respect to a Fee Property only, (i) the number of gross acres of land included in such Fee Property, multiplied by (ii) Sellers’ undivided interest in and to the mineral estate of such Fee Property;

(b) with respect to an ORRI Lease only, (i) the number of gross acres of land covered by such ORRI Lease, multiplied by (ii) the lessor’s undivided percentage interest ownership in the mineral estate of such ORRI Lease, multiplied by (iii) the aggregate undivided working interest in such ORRI Lease owned by the lessee of the leasehold estate burdened by the applicable ORRI; and

(c) with respect to an NPRI Property only, (i) the number of gross acres of land covered by such NPRI Property, multiplied by (ii) Sellers’ undivided interest in and to the royalty grantor’s undivided ownership in the right to receive lessor royalties with respect to the applicable mineral estate.

“Net Royalty Acres” means, for each Mineral Property:

(a) with respect to a Fee Property, (i) the number of Net Mineral Acres for such Fee Property, multiplied by (ii)(1) for those Fee Properties that are subject to a Fee Mineral Lease, the lessor’s royalty percentage under the applicable Fee Mineral Lease, if any, expressed on an 8/8ths basis to the Fee Mineral Lease, divided by 1/8th or (2) (x) for those TRR II Fee Properties that are not subject to a Fee Mineral Lease, eighteen percent (18%), divided by 1/8th and (y) for those Cypress Fee Properties that are not subject to a Fee Mineral Lease, twenty-five percent (25%), divided by 1/8th;

(b) with respect to an ORRI Lease, (i) the number of Net Mineral Acres covered by such ORRI Lease, multiplied by (ii) the applicable overriding royalty percentage for the applicable ORRI in such ORRI Lease, expressed on an 8/8ths basis, divided by (iii) 1/8th;

(c) with respect to an NPRI Property, (i) the number of Net Mineral Acres covered by such NPRI Property, multiplied by (ii) the applicable non-participating royalty percentage for the applicable NPRI in such NPRI Property, expressed on an 8/8ths basis, divided by (iii) 1/8th;

(d) with respect to a Parcel, the aggregate Net Royalty Acres attributable to all TRR II Mineral Properties to the extent located within such Parcel; and

(e) with respect to a Quarter Section, the aggregate Net Royalty Acres attributable to all Cypress Mineral Properties to the extent located within such Quarter Section.

“Notice” or “Notices” has the meaning set forth in Section 14.1.

“Notice of Disagreement” has the meaning set forth in Section 3.6(a).

“Novation Agreements” means those ISDA Assumption, Transfer and Novation Agreements executed on or around Closing, among the Hedge Providers, the Replacement Hedge Providers, any Seller, and any Buyer, in a form agreed to by the Parties, with such modifications as are required by Hedge Providers and the Replacement Hedge Providers, pursuant to which (a) all of Sellers’ rights and obligations under the Assumed Hedges are assigned to Buyers, (b) all of the Hedge Providers’ rights and obligations under the Assumed Hedges are assigned to the Replacement Hedge Providers and (c) all obligations of Sellers and its Affiliates under the Assumed Hedges are released.

“NPRI Properties” has the meaning set forth in Section 2.1(c).

“NPRIs” has the meaning set forth in Section 2.1(c).

“Order” means any order, judgment, injunction or award issued, made, entered or rendered by any court, Governmental Authority or arbitrator.

“Organizational Documents” means any applicable charter, certificate of incorporation, certificate of formation, partnership agreement, limited liability company agreement, bylaws, operating agreement or similar formation or governing documents applicable to any Person.

“ORRI Instruments” has the meaning set forth in Section 2.1(b).

“ORRI Leases” has the meaning set forth in Section 2.1(b).

“ORRIs” has the meaning set forth in Section 2.1(b).

“Outside Date” has the meaning set forth in Section 12.1(e).

“Parcel” means each applicable block of land outlined and described as a “Parcel” on Schedule 3.1-1. For the avoidance of doubt, if a single block of land is described multiple times on Schedule 3.1-1, each separate and distinct description will be treated as a separate Parcel.

“Party Affiliate” has the meaning set forth in Section 14.12.

“Party” and “Parties” have the respective meanings set forth in the preamble to this Agreement.

“Permitted Encumbrances” means any or all of the following:

(a) lessors’ royalties and any overriding royalties, reversionary interests, payments out of production, net profits interests and other burdens to the extent they do not, individually or in the aggregate, operate to (i) reduce Sellers’ Net Royalty Acres below the amount shown in Exhibit A-1-1 or Exhibit A-1-2, as applicable, for any Fee Property, Exhibit A-2-1 or Exhibit A-2-2, as applicable, for any ORRI Lease or Exhibit A-3-1 or Exhibit A-3-2, as applicable, for any NPRI Property, as applicable, or (ii) reduce Sellers’ Revenue Interest below the amount shown in Exhibit A-4-1 or Exhibit A-4-2, as applicable, for any Well;

(b) all deeds, conveyances, leases, unit agreements, pooling agreements, operating agreements, and other Contracts applicable to any of the Assets, including the terms and conditions thereof and provisions for penalties, suspensions or forfeitures contained therein, to the extent that any of them do not, individually or in the aggregate, operate to (i) reduce Sellers’ Net Royalty Acres below the amount shown in Exhibit A-1-1 or Exhibit A-1-2, as applicable, for any Fee Property, Exhibit A-2-1 or Exhibit A-2-2, as applicable, for any ORRI Lease or Exhibit A-3-1 or Exhibit A-3-2, as applicable, for any NPRI Property, as applicable, or (ii) reduce Sellers’ Revenue Interest below the amount shown in Exhibit A-4-1 or Exhibit A-4-2, as applicable, for any Well;

(c) any preferential rights to purchase and Third Party consents to assignment and similar arrangements with respect to which waivers or consents are obtained prior to the Closing or which are typically obtained after the Closing (including any applicable approval(s) from Governmental Authorities and any Customary Consents);

(d) Liens for Taxes not delinquent or with respect to Taxes being contested in good faith by appropriate actions;

(e) all mortgage liens or similar encumbrances encumbering all or any part of the Assets, to the extent such liens or encumbrances are not subject to a foreclosure or similar action and will, if created by any Seller or any of its Affiliates, be released as of the Closing;

(f) materialman’s, mechanic’s, repairman’s, employee’s, contractor’s, operator’s and other similar Liens or charges which, in each case, are not delinquent (or being actively contested in good faith);

(g) conventional rights of reassignment;

(h) easements, rights of way, covenants, servitudes, permits, surface leases and other rights in respect of surface operations or pipelines;

(i) all rights, titles and interests of a common owner or cotenant to the extent they do not, individually or in the aggregate, operate to (i) reduce Sellers’ Net Royalty Acres below the amount shown in Exhibit A-1-1 or Exhibit A-1-2, as applicable, for any Fee Property, Exhibit A-2-1 or Exhibit A-2-2, as applicable, for any ORRI Lease or Exhibit A-3-1 or Exhibit A-3-2, as applicable, for any NPRI Property, as applicable, or (ii) reduce Sellers’ Revenue Interest below the amount shown in Exhibit A-4-1 or Exhibit A-4-2, as applicable, for any Well;

(j) (i) all rights reserved to or vested in any Governmental Authorities to (A) control or regulate (1) any of the Assets in any manner or to assess Taxes with respect to the Assets or (2) the ownership, operation, development or use of any of the Assets, or the revenue, income or capital gains with respect thereto or (B) use all or any portion of any of the Assets in a manner which does not materially impair the use of such Asset for the purposes for which it is currently owned and (ii) all obligations and duties under all applicable Laws of or under any franchise, grant, license, order or permit issued by any such Governmental Authority;

(k) any Lien, defect, burden or irregularity on or affecting any of the Assets which (i) is expressly waived or assumed in writing by a Buyer at or prior to the Closing, (ii) is otherwise discharged by any Seller or any of its Affiliates at their cost at or prior to the Closing or (iii) affecting any Well or Mineral Property and has not prevented any Seller from receiving its share of the proceeds of production from any Well or Mineral Property at any time and which would be accepted by a reasonably prudent person engaged in the business of owning mineral and royalty interests;

(l) any lien or trust arising in connection with workers’ compensation, unemployment insurance, pension or employment Law;

(m) any matters or items identified or referenced on any of the Disclosure Schedules or Exhibit A-1-1, Exhibit A-1-2, Exhibit A-2-1, Exhibit A-2-2, Exhibit A-3-1, Exhibit A-3-2, Exhibit A-4-1, or Exhibit A-4-2, as applicable;

(n) any defects arising from (i) any leases for which the Underlying Properties are subject having no pooling provision, or an inadequate horizontal pooling provision or (ii) the absence of any lease amendment or consent authorizing the pooling of any Underlying Property;

(o) defects based on a gap in the chain of title of the Assets, unless such gap is affirmatively shown to exist in the county records by an abstract or title or title opinion;

(p) defects based on the inability of any Seller to locate an unrecorded instrument of which a Buyer has constructive or inquiry notice by virtue of a reference to such unrecorded instrument in a recorded instrument, if no claim has been made under such unrecorded instruments within the last ten (10) years;

(q) any Liens, defects, burdens or irregularities arising out of, or related to, the existence (at any time prior to, on or after the Effective Time) of any waterway (whether navigable or otherwise) located on, under, abutting, touching, crossing or otherwise affecting any Underlying Property;

(r) the terms and conditions of this Agreement, any other Transaction Document or any Material Contract or division order;

(s) rights of reassignment arising upon final intention to abandon or release any of the Assets;

(t) any defect solely arising by the failure to obtain verification of identity of people in a class, heirship, or intestate succession;

(u) with respect to the TRR II Assets, any Liens, encumbrances, burdens or other matters to which a Buyer or any of its Affiliates, or any assets, properties or interests of a Buyer or any of its Affiliates, are subject;

(v) the conveyance of any properties prior to the Execution Date as set forth on Schedule PE; and

(w) any other encumbrances, Contracts, obligations, defects and irregularities affecting any of the Assets that (i) would not be considered material when applying general standards in the oil and gas industry or (ii) would be accepted by a reasonably prudent person engaged in the business of owning mineral and royalty interests.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, Governmental Authority or other entity of any kind.

“Post-Closing Covenant or Agreement” means any and all covenants and agreements that, by their terms, are contemplated to be performed by or on behalf of a Party from and after the Closing with respect to or related to the Conveyed Interest in the Assets acquired by Buyers at and in connection with the Closing.

“Post‑Closing Statement Period” has the meaning set forth in Section 3.7(b).

“Post‑Effective Time Tax Period” means a taxable period that begins on or after the day on which the Effective Time occurs.

“Pre‑Effective Time Tax Period” means a taxable period that ends before the day on which the Effective Time occurs.

“Preferential Purchase Right” has the meaning set forth in Section 4.8.

“Pro Rata Share” means, as to each Seller, the percentage set forth opposite such Seller’s name on Schedule 1(a); provided that, Sellers may modify Schedule 1(a) at any time to adjust to respective percentages of such Sellers by delivering a Notice to Buyer; provided, further, that any such modification shall only apply to any payments made by Buyers to Sellers after the date of such modification.

“Proceeding” means any action, litigation, arbitration, lawsuit, proceeding, hearing, investigation, examination, audit or dispute, whether civil, criminal, administrative or otherwise, commenced, conducted or heard by or before any Governmental Authority or any arbitrator.

“Property Taxes” shall mean ad valorem, property, excise, severance, production, sales, use and similar Taxes based upon or measured by the acquisition, operation or ownership of the Assets or the production of Hydrocarbons or the receipt of proceeds therefrom, but excluding, for the avoidance of doubt, Income Taxes and Transfer Taxes.

“Purchase Price” has the meaning set forth in Section 3.1.

“Qualified Intermediary” has the meaning set forth in Section 3.4.

“Quarter Section” means each applicable approximately one quarter (1/4) square mile block of land (160 acres) outlined in accordance with the Public Land Survey System, or such larger or smaller block of land determined by any Governmental Authority responsible for delineating section, township and/or range boundaries, as more particularly described on Schedule 3.1-2. For the avoidance of doubt, if a single block of land is described multiple times on Schedule 3.1-2, each separate and distinct description will be treated as a separate Quarter Section.

“Records” has the meaning set forth in Section 2.1(f).

“Recourse Parties” has the meaning set forth in Section 14.12.

“Representatives” means, with respect to a Person, such Person’s Affiliates and its and their respective directors, officers, partners, members, managers, employees, agents or advisors, and any representatives of any such agents or advisors.

“Required Consent” means any Consent that expressly provides in the applicable Contract that the sale or transfer of any applicable Asset without compliance with the terms of such applicable Contract would result in the express termination, or right to terminate, any rights or benefits of any Seller (or any Buyer, as such Seller’s successor-in-interest) in relation to such Asset.

“Retained Interests” means an undivided fifty percent (50%) of all of TRR II Seller’s right, title and interest in and to the TRR II Assets.

“Retained Liabilities” means all obligations and liabilities, known or unknown, to the extent arising from, based upon, associated with or attributable or related to: (i) any of the Excluded Assets, (ii) any of the Assets not conveyed to Buyers pursuant to the terms hereof, (iii) the Proceedings set forth on Schedule 4.5 on the Execution Date, and (iv) any Losses pertaining to the overpayment of amounts previously paid to any Seller relating to periods before the Effective Time; provided that, from and after the date that is twelve (12) months after the Closing Date, (A) with respect to the TRR II Assets, the obligations and liabilities described in this clause (iv) shall thereafter no longer be deemed to constitute Retained Liabilities for all purposes of this Agreement and any underpayment, netting or reversal (or any other similar claim or action) related to such obligations and liabilities will be borne by the Parties pro rata based on each such Party’s then-applicable relative ownership interests in and to the Assets and (B) with respect to the Cypress Assets, all such liabilities and obligations arising out of clause (iv) shall no longer be Retained Liabilities and shall be deemed Assumed Obligations.

“Revenue Interest” means, with respect to a Well, the interest (expressed as a percentage or decimal) to which a Seller is entitled, based on its aggregate ownership of the Fee Minerals, ORRIs and/or

NPRIs and any pooling applicable to such Well, in and to all Hydrocarbons produced, saved and sold from or allocated to such Well.

“Revised Closing Statement” has the meaning set forth in Section 3.6(a).

“Scheduled Closing Date” has the meaning set forth in Section 10.1.

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Documents” has the meaning set forth in Section 4.2.

“Seller Entitlements” has the meaning set forth in Section 3.7(a).

“Seller Indemnified Parties” has the meaning set forth in Section 11.1(b).

“Specified Well” has the meaning set forth in Section 3.7(b).

“Straddle Period” means any taxable period that begins before the date on which the Effective Time occurs and ends on or after the date on which the Effective Time occurs.

“Suspense Funds” has the meaning set forth in Section 4.11.

“SW Claim Date” has the meaning set forth in Section 8.7(b).

“Tax” or “Taxes” means (a) all federal, state, local and foreign taxes, assessments, duties, fees or other similar charges imposed by a Governmental Authority, including all income, franchise, profits, margins, capital gains, capital stock, transfer, gross receipts, sales, use, transfer, service, occupation, ad valorem, real or personal property, excise, severance, production, windfall profits, customs, premium, stamp, license, payroll, employment, social security, unemployment, disability, environmental, alternative minimum, add‑on, value‑added, withholding and other taxes, assessments, duties, fees or other similar charges of any kind and (b) all estimated taxes, deficiency assessments, additions to tax, penalties and interest with respect to any item described in clause (a) of this definition, whether disputed or not, and (c) any liability in respect of any item described in clauses (a) through (b) of this definition, that arises by reason of a contract, assumption, transferee or successor liability, or operation of Law (including by reason of being a member of a consolidated, combined or unitary group).

“Tax Contest” has the meaning set forth in Section 7.5.

“Tax Return” or “Tax Returns” means any report, return, election, document, estimated Tax filing, declaration, claim for refund, information return, or other filing provided to any Governmental Authority with respect to Taxes, including any schedules or attachments thereto and any amendment thereof.

“Third Party” means any Person other than any Seller, Buyer or any of their respective Affiliates.

“Third Party Claim” has the meaning set forth in Section 11.3(a).

“Threatened” means, with respect to any claim, Proceeding, dispute, action or other matter, an event that shall be deemed to have occurred if any demand, statement or claim has been made in writing to a Party or any of its officers, directors or employees that would lead a prudent Person to expect that such claim, Proceeding, dispute, action or other matter would reasonably be expected to be asserted, commenced, taken or otherwise pursued in the future.

“Transaction Documents” means this Agreement, the Instruments of Conveyance, the Escrow Agreement and any other agreement that any Buyer and any Seller deem to be a Transaction Document in writing.

“Transfer Taxes” has the meaning set forth in Section 7.4.

“Underlying Property” means any Fee Property, ORRI Lease, NPRI Property or Well from which either (a) any Net Royalty Acres or (b) a Revenue Interest, as applicable, is derived with respect to any Asset.

“Wells” has the meaning set forth in Section 2.1(d).

“WhiteHawk Haynesville” has the meaning set forth in the Preamble.

“WhiteHawk Marcellus” has the meaning set forth in the Preamble.

[End of Appendix A]

Exhibit A-1-1

Fee Minerals (TRR II)

See attached.

Exhibit A-1-2

Fee Minerals (Cypress)

See attached.

Exhibit A-2-1

ORRIs (TRR II)

See attached.

Exhibit A-2-2

ORRIs (Cypress)

See attached.

Exhibit A-3-1

NPRIs (TRR II)

See attached.

Exhibit A-3-2

NPRIs (Cypress)

See attached.

Exhibit A-4-1

Wells (TRR II)

See attached.

Exhibit A-4-2

Wells (Cypress)

See attached.

Exhibit B

Closing Statement

See attached.

Exhibit C-1-1 (TRR II)

Form of Assignment

See attached.

Exhibit C-1-2

Form of Assignment (Cypress)

See attached.

Exhibit C-2-1

Form of Deed (TRR II)

See attached.

Exhibit C-2-2

Form of Deed (Cypress)

See attached.

Exhibit D-1

Form of Letter in Lieu (TRR II)

See attached.

Exhibit D-2

Form of Letter in Lieu (Cypress)

See attached.

Exhibit E-1

Sellers’ Certificate

See attached.

Exhibit E-2

Buyers’ Certificate

See attached.